Exhibit 2.5

___________________________________________________________

SHARE PURCHASE AGREEMENT

BY AND AMONG

MARCHEX, INC.

MARCHEX CA CORPORATION

TELMETRICS INC.,

THE SELLERS
AND

WITH RESPECT TO ARTICLES I AND X ONLY, *** AS SHAREHOLDER REPRESENTATIVES

DATED NOVEMBER 5, 2018

____________________________________________________________

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article I	1
PURCHASE AND SALE OF SHARES	1
1.1	Purchase and Sale of Shares1
1.2	Purchase Price1
1.3	Distribution of Upfront Cash Consideration and the Earnout Consideration2
1.4	Net Working Capital and Indebtedness Adjustment; Earnout Consideration2
1.5	Escrow; Right of Offset4
1.6	Closing4
1.7	Withholding4
1.8	Earnout4
Article II	4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY4

2.1	Corporate Organization5
2.2	Authorization5
2.3	Consents and Approvals; No Violations5
2.4	Company Capital Structure6
2.5	Subsidiaries7
2.6	Financial Statements; Business Information; Internal Controls8
2.7	Absence of Undisclosed Liabilities9
2.8	Absence of Certain Changes or Events9
2.9	Legal Proceedings, etc10
2.10	Taxes10
2.11	Title to Properties and Related Matters13
2.12	Intellectual Property; Proprietary Rights; Regulatory Compliance15
2.13	Contracts20
2.14	Employment Matters21
2.15	Employee Benefit Plans24
2.16	Compliance with Applicable Law25
2.17	Ability to Conduct Business25
2.18	Major Partners26
2.19	Insurance26
2.20	Brokers; Payments27
2.21	Interested Party Transactions.27
2.22	Third Party Audits and Investigations27
2.23	Absence of Questionable Payments27
2.24	Accounts Receivable28
2.25	Competition Act28
2.26	Investment Canada Act28
2.27	Securities Legislation28
2.28	Absence of Guarantees28
2.29	Projections28
2.30	Disclosure28
2.31	Leases29
Article III	30

REPRESENTATIONS AND WARRANTIES OF THE HOLDCO30

3.1	No Subsidiaries, Other Assets, Employees or Liabilities30
3.2	HoldCo Financial Statements30
3.3	Tax Matters30

Exhibit 2.5

3.4	Compliance with Applicable Law32
3.5	Legal Proceedings32
3.6	Disclosure32
Article IV	32

REPRESENTATIONS AND WARRANTIES OF THE SELLERS32

4.1	Authority; Binding Nature of Agreement32
4.2	Non-Contravention; Consents33
4.3	Ownership33
4.4	Residency33
Article V	33

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER33

5.1	Corporate Organization33
5.2	Authorization34
5.3	Consents and Approvals; No Violations34
5.4	Brokers; Payments35
5.5	Litigation35
Article VI	35

ADDITIONAL AGREEMENTS35

6.1	Fees and Expenses35
6.2	Tax Matters35
6.3	Appointment of Shareholder Representatives37
6.4	Termination of Shareholders’ Agreement38
6.5	Exercise and Termination of Company Share Rights38
6.6	Certain Deliveries38
6.7	Investment Canada Act Notice38
6.8	Real Property Leases38
Article VII	38

COVENANTS OF THE SELLERS38

7.1	Competitive Activity38
7.2	Reasonableness39
7.3	Remedy39
7.4	Restrictive Covenants39
Article VIII	39

CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND BUYER39

8.1	Representations and Warranties True39
8.2	Performance40
8.3	Absence of Litigation40
8.4	Purchase Permitted by Applicable Laws; Legal Investment40
8.5	Proceedings Satisfactory40
8.6	Consents40
8.7	Additional Agreements40
8.8	Material Adverse Effect41
8.9	Supporting Documents41
8.10	Release of Liens41
8.11	Seller Allocation Spreadsheet41

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 2.5

8.12	Preliminary Net Working Capital and Indebtedness Schedule41
8.13	Transaction Expenses41
Article IX	41

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SELLERS41

9.1	Representations and Warranties True41
9.2	Performance42
9.3	Absence of Litigation42
9.4	Additional Agreements42
9.5	Material Adverse Effect42
9.6	Purchase Price42
9.7	Supporting Documents42
Article X	42

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES42

10.1	Indemnity Obligations42
10.2	Notification of Claims43
10.3	Duration44
10.4	Liability; Offset45
10.5	One Recovery46
10.6	No Contribution46
10.7	Exclusive Remedy46
10.8	After Tax Basis46
10.9	Treatment of Indemnity Payments46
10.10	General Release46
Article XI	47

MISCELLANEOUS PROVISIONS47

11.1	Amendment47
11.2	Waiver of Compliance47
11.3	Notices48
11.4	Binding Effect; Assignment49
11.5	No Third Party Beneficiaries49
11.6	Public Announcements49
11.7	Counterparts49
11.8	Headings49
11.9	Entire Agreement49
11.10	Governing Law49
11.11	Severability50
11.12	Specific Performance50
11.13	Disclosure Schedules50
11.14	Construction50
11.15	Currency51
Article XII	51

DEFINITIONS51

12.1	Certain Definitions51

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibits and schedules to the Share Purchase Agreement have been omitted. The following is a list of omitted exhibits and schedules which Parent agrees to furnish supplementally to the Securities and Exchange Commission upon request.

Exhibits

ASchedule of Sellers, Seller Shares and Seller Allocation Spreadsheet

BFinancial Goals

CEscrow Agreement

DPreliminary Net Working Capital and Indebtedness Schedule

Schedules

8.6Consents

Disclosure Schedules

1.4Final Accounting Firm

1.8Earnout

2.1Corporate Organization

2.3Consents and Approvals; No Violations

2.4Company Capital Structure

2.5Subsidiaries

2.6Financial Statements; Business Information; Internal Controls

2.8Absence of Certain Changes or Events

2.9Legal Proceedings, etc.

2.10Taxes

2.11Title to Properties and Related Matters

2.12Intellectual Property; Proprietary Rights; Regulatory Compliance

2.13Contracts

2.14Employment Matters

2.15Employee Benefit Plans

2.16Compliance with Applicable Law

2.18Major Partners

2.19Insurance

2.20Brokers; Payments

2.24Accounts Receivable

3.1No Subsidiaries, Other Assets, Employees or Liabilities

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (the “Agreement”) dated as of November 5, 2018, by and among Marchex, Inc., a Delaware company (“Parent”), Marchex CA Corporation, a Nova Scotia corporation and a wholly-owned subsidiary of Parent (the “Buyer”), Telmetrics Inc., a corporation amalgamated under the Laws of the Province of Nova Scotia (the “Company”), the Shareholders listed on Exhibit A (collectively the “Shareholders” and each individually, a “Seller”) and, with respect to Articles I and X only, ***, collectively as the “Shareholder Representatives”.

WHEREAS, on November 2, 2018, Telmetrics Inc. (“Telmetrics”) and OzCap Inc. (the “Holdco”) were continued under the Laws of the Province of Nova Scotia;

WHEREAS, on November 5, 2018, Telmetrics and Holdco amalgamated into the Company under the Laws of the Province of Nova Scotia;

WHEREAS, the Shareholders own all of the issued and outstanding shares in the capital of the Company (the “Shares”);

WHEREAS, the parties desire to enter into this Agreement pursuant to which the Buyer agrees to purchase from the Shareholders, and the Shareholders agree to sell to the Buyer, all of the Shares held by the Shareholders, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Sellers and the Buyer desire to consummate the proposed transaction pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereby agree as follows:

Article I

PURCHASE AND SALE OF SHARES

1.1Purchase and Sale of Shares

.  Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, the Sellers agree to sell, assign, convey, transfer and deliver to the Buyer, and the Buyer agrees to acquire from the Sellers all of the Sellers’ Shares free and clear of all Liens (other than restrictions under the Securities Act and other applicable securities Laws).

1.2Purchase Price

.  Upon the terms and subject to the conditions contained in this Agreement, in reliance upon the representations, warranties and agreements of the Company and the Sellers contained herein, and in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Shares, subject to Section 1.3, the Parent will pay the following in the aggregate:

(a)at Closing, subject to Sections 1.4 and 1.5, an amount of cash equal to Ten Million One Hundred Thousand Dollars ($10,100,000) (the “Upfront Cash Consideration”);

(b)Up to Three Million Dollars ($3,000,000) in cash based upon the achievement of targeted financial goals over the two (2) twelve (12) month periods following the Closing Date as set forth in Exhibit B attached hereto (the “Financial Goals”) (which shall be computed in accordance with US GAAP) (collectively, the “Earnout Consideration”) less the applicable Bonus Payment Amounts.  The Earnout Consideration less the applicable Bonus Payment Amounts shall be paid out within ninety (90) days after the end of each respective Earnout Period.  The first twelve (12) month earnout period will commence upon the day following Closing and the second twelve (12) month earnout period to commence twelve (12) months thereafter (each, an “Earnout Period”).

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)The Upfront Cash Consideration and the Earnout Consideration (to the extent payable) in the aggregate shall constitute the “Purchase Price.”

1.3Distribution of Upfront Cash Consideration and the Earnout Consideration

.

After payment of all fees and expenses incurred by the Company in connection with this Agreement in accordance with Section 6.1 and taking into account the Escrow Deposit per Section 1.5 and any adjustments per Section 1.4, at the Closing the Upfront Cash Consideration shall be wired to a single account designated by the Shareholder Representatives for distribution to the Sellers in accordance with the Seller Allocation Spreadsheet.  With respect to the Earnout Consideration (to the extent payable), any amounts payable pursuant to this Agreement shall be wired to a single account designated by the Shareholder Representatives for distribution to the Sellers in accordance with the Seller Allocation Spreadsheet.  Notwithstanding anything to the contrary in this Section 1.3, none of the Parent, the Buyer, the Company or any party hereto shall be liable for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.

1.4Net Working Capital and Indebtedness Adjustment; Earnout Consideration

.

(a)Preliminary Net Working Capital and Indebtedness.  The Company has prepared and delivered to the Parent a statement (the “Preliminary Net Working Capital and Indebtedness Schedule”) of the estimated net working capital (i.e., current assets less current liabilities (excluding Indebtedness)), (the “Net Working Capital”) as of the Closing Date (the “Preliminary Net Working Capital”) and the Indebtedness as of the Closing Date, a copy of which is attached as Exhibit D.  Such Preliminary Net Working Capital and Indebtedness Schedule has been determined in accordance with ASPE applied consistent with the Financial Statements described in Section 2.6.

(b)***

(c)Final Net Working Capital and Indebtedness.

(i)Within ninety (90) days following the Closing, the Parent shall prepare and deliver to the Shareholder Representatives a statement (the “Final Net Working Capital and Indebtedness Schedule”) of the Net Working Capital as of the Closing Date and Indebtedness as of the Closing Date.  Such Final Net Working Capital and Indebtedness Schedule shall be determined in accordance with ASPE.

(ii)If the Shareholder Representatives disagree with such determination, the Shareholder Representatives shall notify the Parent on or before the date fifteen (15) days after the date on which the Parent delivers to the Shareholder Representatives such statement of the Final Net Working Capital and Indebtedness Schedule, failing which the Final Net Working Capital and Indebtedness Schedule shall be deemed to be accepted by the Sellers.  The Parent and the Buyer shall give the Shareholder Representatives and their professional advisors reasonable access to the books and records and working papers of the Company and its Subsidiaries and their accountants in order to confirm the calculation of the Final Net Working Capital and Indebtedness Schedule.  The Parent and the Shareholder Representatives shall attempt to resolve any such disagreements in good faith.  If the Parent and the Shareholder Representatives are unable to resolve all such disagreements on or before the date fifteen (15) days following notification by the Shareholder Representatives of any such disagreements, the Parent shall retain any of the accounting firms listed in Schedule 1.4(c)(ii) of the Company Disclosure Schedules (such accounting firm being referred to as the “Final Accounting Firm”) to resolve all such disagreements, who shall adjudicate only those items still in dispute with respect to the Final Net Working Capital and Indebtedness Schedule.

(iii)The Final Accounting Firm shall offer the Parent and the Shareholder Representatives the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Final Accounting Firm, if at all, no later than fifteen (15) days after the date of referral of the disputed matters to the Final Accounting Firm.  The determination of the Final Accounting Firm shall be based solely on the written submissions by the Parent and the Shareholder Representatives and their respective representatives and shall not be by independent review.  The Final Accounting Firm shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within thirty (30) days after

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Parent and the Shareholder Representatives submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items.  In preparing its report, the Final Accounting Firm shall not assign a value to any disputed amount other than one submitted by the Parent, on the one hand, or the Shareholder Representatives, on the other hand.  The determination of the Final Accounting Firm with respect to the correctness of each matter in dispute shall be final and binding on the parties.  The fees, costs and expenses of the Final Accounting Firm shall be borne entirely by the party as to whom there is a negative adjustment overall versus the positions in such party’s written submission.  The Final Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties.  The parties hereto agree that judgment may be entered upon the determination of the Final Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(iv)***

1.5Escrow; Right of Offset

.  Parent will deposit in escrow on behalf of the Sellers $*** (the “Escrow Deposit”).  The Escrow Deposit shall be held by and registered in the name of U.S. Bank National Association, as escrow agent (the “Escrow Agent”), as primary security for the indemnification obligations under Article X pursuant to the provisions of an Escrow Agreement (the “Escrow Agreement”) in the form of Exhibit C attached hereto.  The Escrow Deposit shall be held by the Escrow Agent for a period ending on the Escrow Release Date, except the Escrow Deposit may be withheld after the Escrow Release Date for so long as is reasonably necessary to satisfy claims for indemnification which are subject to a Claim Notice validly delivered in accordance with Article X prior to the Escrow Release Date.  The Escrow Deposit shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement and this Agreement.

1.6Closing

.  The closing of the transactions described herein (the “Closing”) will take place electronically, unless otherwise agreed to by the Parent and the Shareholder Representatives.

1.7Withholding

.  The Parent or the Buyer shall be entitled to deduct and withhold from the Purchase Price payable pursuant to this Agreement such amounts as the Parent or the Buyer may be required to pay, deduct or withhold therefrom under any provision of federal, provincial, state, local or foreign Tax Law, including without limitation withholding taxes, if any.  To the extent such amounts are so paid, deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. The Buyer shall use commercially reasonable efforts to notify the payee of any amounts that the Buyer, or any other applicable withholding agent on behalf of the Buyer, intends to deduct or withhold from any payments hereunder and provide the payee with reasonable support for the basis on which the Buyer, or other applicable withholding agent on behalf of the Buyer, intends to deduct or withhold under applicable Law.  The parties shall cooperate with each other, as and to the extent reasonably requested by the other Party, to minimize or eliminate any potential deductions and withholdings that the Buyer, or other applicable withholding agent on behalf of Buyer, may believe it is required to make under applicable Law. As of the date of this Agreement, to the knowledge of the Parent and the Buyer, they are not aware of any deductions or withholdings that will be required in connection with the payment of the Purchase Price to the Sellers.

1.8Earnout

.

***

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the disclosure schedules of the Company delivered to the Parent and Buyer prior to the execution of this Agreement (the “Company Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement, the Company represents and warrants to the Parent and the Buyer as follows.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.1Corporate Organization

.

The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario.  The Company has all requisite corporate power and authority to own its assets and to carry on the Company’s business as presently conducted.  The Company is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions set forth in Schedule 2.1 of the Company Disclosure Schedules, which are the only jurisdictions where such qualification is required by reason of the nature of the Leased Real Property and personal property assets currently owned, operated or leased by it or the business currently conducted by it, except for such jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect.  The Company has previously delivered to the Parent complete and correct copies of the articles of amalgamation of the Company and the by-laws of the Company, neither of which has been amended since the date they were delivered to the Parent, nor has any action been taken for the purpose of effecting any amendment of such instrument.

2.2Authorization

.  The Company has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company has been duly and validly authorized and approved by all necessary corporate actions.  This Agreement constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in Law or in equity.

2.3Consents and Approvals; No Violations

.  Except as set forth in Schedule 2.3 of the Company Disclosure Schedules the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including specifically the transfer and sale of the Shares to the Buyer by the Sellers, will not: (i) violate or conflict with any provision of the articles of amalgamation or by-laws, or other constitutive documents of the Company and each of its Subsidiaries as the case may be; (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Company or any of its Subsidiaries are parties, or by which the Company, any of its Subsidiaries or any of their respective properties or assets may be bound, or result in the creation of any Lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Company or any of its Subsidiaries pursuant to the terms of any such instrument or obligation, except for such breaches and violations which would not have a Company Material Adverse Effect; (iii) violate or conflict with any Law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Company or any of its Subsidiaries or by which their respective properties or assets may be bound, except for such violations and conflicts which would not have a Company Material Adverse Effect; or (iv) require, on the part of the Company or any of its Subsidiaries, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained would not have a Company Material Adverse Effect.

2.4Company Capital Structure

.

(a)The authorized share capital of the Company consists of (i) an unlimited number of Common Shares (“Company Common Shares”), of which 5,430,007 Company Common Shares are issued and outstanding and (ii) an unlimited number of Preferred Shares, none of which are issued and outstanding.  Except as set out in the previous sentence, the Company does not have any other shares authorized, issued or outstanding.  The shares in the capital of the Company are held of record and to the knowledge of the Company, beneficially by the Persons with the addresses and in the amounts and represented by the certificates set forth in Schedule 2.4(a) of the Company Disclosure Schedules.  All outstanding shares of the Company (i) have been duly authorized and validly

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company’s articles of amalgamation, by-laws or any agreement or document to which the Company is a party or by which it is bound, and (ii) have been offered, sold, issued and delivered by the Company in all material respects in compliance with all applicable Laws, including Canadian corporate and securities Laws.  There are no declared or accrued but unpaid dividends with respect to any shares in the capital of the Company. Except as set forth in Schedule 2.4(a) of the Company Disclosure Schedules, since December 31, 2017, there have been no dividends or distributions with respect to any shares in the capital of the Company.  Except for the 5,430,007 Company Common Shares outstanding, as of the date of this Agreement, no shares in the capital of the Company, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company or any securities exchangeable or convertible into or exercisable for such shares, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company, are reserved for issuance or outstanding.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Shareholders may vote.  Except as set forth in Schedule 2.4(a), the Company has never repurchased, redeemed or otherwise acquired or caused the repurchase, redemption or acquisition of any shares in the capital of the Company or other securities of the Company. There are no amounts owed or which may be owed to any Person by the Company as a result of any repurchase, redemption or acquisition of any shares in the capital of the Company or other securities of the Company.  There is no claim or basis for such a claim to any portion of the Purchase Price except as provided in the Seller Allocation Spreadsheet by any current or former shareholder, option holder or warrant holder of the Company, or any other Person.

(b)Except as set forth in Schedule 2.4(b), neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any option plan or any other plan providing for equity compensation to any Person.

(c)Except as set forth in Schedule 2.4(c) of the Company Disclosure Schedules, there are no Company Share Rights or agreements of any character, written or oral, obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company or equity or other ownership interest of the Company or any Subsidiary or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Company Share Right.  There are no outstanding or authorized share appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries.

(d)Except for the amended and restated shareholder agreement among Company and certain Shareholders dated June 3, 2016 (the “Shareholders’ Agreement”) there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting shares of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge, or (ii) agreements or understandings to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any shares of the Company.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby does not implicate any rights or obligations under the Shareholders’ Agreement that have not been complied with or waived.  The holders of shares in the capital of the Company and Company Share Rights have been or will be properly given, or shall have properly waived, any required notice prior to the transactions contemplated therein.

2.5Subsidiaries

.

(a)Except for the Persons set forth in Schedule 2.5(a) of the Company Disclosure Schedules (each a “Subsidiary”), the Company does not own and has never otherwise owned, directly or indirectly, any shares of or any other equity interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.  Each Subsidiary is duly organized, validly existing and in good standing (to the extent

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

applicable) under the Laws of its jurisdiction of formation.  Each Subsidiary has all requisite power and authority to own its assets that are personal property and to carry on its business as currently conducted.  Each Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction listed on Schedule 2.5(a) of the Company Disclosure Schedules, which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect.  The Company has delivered to the Parent a true and correct copy of each Subsidiary’s constating documents, each as amended to date and in full force and effect on the date hereof.  Schedule 2.5(a) of the Company Disclosure Schedules lists every jurisdiction in which each Subsidiary of the Company has facilities, maintains an office or has an Employee.

(b)The capitalization of each Subsidiary, including the identity of each holder of an outstanding equity interest therein, is as set forth in Schedule 2.5(b) of the Company Disclosure Schedules.  All of the outstanding shares of, or other ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares or other ownership interests).  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares or other voting securities or ownership interests in any Subsidiary or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or obligation on the part of the Company or any of its Subsidiaries to issue, any shares, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any shares, voting securities or ownership interests in, any of its Subsidiaries (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.  All of the outstanding share capital of each Subsidiary has been duly authorized and is validly issued, fully paid and non-assessable.

2.6Financial Statements; Business Information; Internal Controls

.

(a)Schedule 2.6(a) of the Company Disclosure Schedules sets forth (i) the unaudited reviewed balance sheets of the Company as of December 31, 2016 and 2017 and the statements of operations and cash flow for the fiscal periods then ended, and (ii) the unaudited balance sheet of the Company as of September 30, 2018 (the “Balance Sheet”) and the statements of operations and cash flow of the Company for the nine (9) month period then ended (hereinafter collectively referred to as the “Financial Statements”).  The Financial Statements (i) have been prepared from the books and records of the Company, (ii) have been prepared in accordance with ASPE consistently applied during the periods covered thereby, and (iii) present fairly in all material respects the financial condition and results of operations of the Company and of its Subsidiaries as at the dates, and for the periods, stated therein.

(b)Schedule 2.6(b) of the Company Disclosure Schedules sets forth (i) approximate number of total calls and blocked calls, approximate number of billed minutes(Customers’ minutes), the average revenue per minute, (ii) total number of phone-numbers, number of toll-free numbers and number of local numbers (Voip & Non-Voip) in service with customers and numbers held for reserve purposes, and average cost per minute (per Vendors’ Inbound / Outbound minutes), average cost of total phone-numbers and average cost of toll-free numbers and average cost of local numbers (Voip & Non-Voip), (iii) average length of Customers’ calls, approximate number of calls scored or classified and average cost of call-scoring or classifying, (iv) average cost per minute inbound to a call tracking number and outbound to a destination number; (v) average number of minutes transcribed through third parties and average cost per minute transcribed; (vi) average number of  lookup requests (name, address, or other demographic data) and average cost per lookup; (vii) list of Top 20 carriers with any phone numbers or calls routed; (viii) average count of phone numbers enabled for texting, average quantity of messages sent and received, and the average cost for each, (ix) average quantity of phone numbers provisioned from carriers, average cost of phone numbers provisioned from carries, average quantity of phone numbers ported into carriers, average cost of phone numbers ported into carriers, average quantity of phone numbers deactivated, average cost of phone numbers deactivated, average cost of phone numbers ported out from carriers, each for the months of June, July and August, 2018 (collectively, the “Data”) which are true and correct in all material respects as of the dates stated in the schedule.  Without limiting the materiality of any other representations, warranties and covenants of the Company contained herein, the Company specifically

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

acknowledges that the accuracy in all material respects of such Data is material to the Parent’s decision to enter into the transactions contemplated by this Agreement and to pay the Purchase Price.

(c)To the knowledge of the Company, the Company and each of its Subsidiaries have not directly or indirectly installed, imbedded or derived any traffic, leads or calls from any Spyware or Malware Software sources.

(d)The Company and each of its Subsidiaries has in place systems and processes that are designed to (x) provide reasonable assurances regarding the reliability of the Financial Statements, and (y) in a timely manner accumulate and communicate the type of information that would be required to be disclosed in the Financial Statements except where the failure to do so would not have a Company Material Adverse Effect. To the knowledge of the Company, there have been no instances of fraud, whether or not material, which occurred during any period covered by the Financial Statements.

(e)To the knowledge of the Company, no Employee has provided information to any Governmental Entity regarding the commission of any crime or violation of any Law applicable to the Company, any of its Subsidiaries or any part of their respective operations.

(f)During the period covered by the Financial Statements, the Company’s independent accounting firm was independent of the Company’s and its management.  Schedule 2.6(f) lists each written report by the Company’s independent accounting firm to the Company’s board of directors, or any committee thereof, or the Company’s management concerning any of the following and pertaining to any period covered by the Financial Statements:  critical accounting policies; its internal controls; significant accounting estimates or judgments; alternative accounting treatments; and any required communications with the Company’s board of directors, or any committee thereof, or with management of the Company.  The Company’s revenue recognition policy is consistent with ASPE.

2.7Absence of Undisclosed Liabilities

.  The Company is neither liable for nor subject to any material Liability except for (i) those Liabilities reflected on the Balance Sheet and not previously paid or discharged, (ii) contractual and other Liabilities incurred in the ordinary course of business which are not required by ASPE to be reflected on a balance sheet, which would not individually or collectively result in a Company Material Adverse Effect, and (iii) those Liabilities which have arisen since the date of the Balance Sheet in the ordinary course of business, which would not individually or collectively result in a Company Material Adverse Effect.

2.8Absence of Certain Changes or Events

.  Since December 31, 2017, the Company has carried on its business in all material respects in the ordinary course and consistent with past practice.  Except as set forth in Schedule 2.8 of the Company Disclosure Schedules or as set forth or reserved against in the Balance Sheet, since December 31, 2017, neither the Company nor any of its Subsidiaries has: (i) incurred any material obligation or Liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of the Company’s business and consistent with past practice; (ii) experienced any Company Material Adverse Effect; (iii) made any change in accounting principle or practice or in its method of applying any such principle or practice; (iv) suffered any material damage, destruction or loss, whether or not covered by insurance, affecting its properties, assets or the Company’s business; (v) mortgaged, pledged or subjected to any Lien, charge or other encumbrance, or granted to third parties any rights in, any of its properties or assets, tangible or intangible; (vi) sold or transferred any of its assets, except in the ordinary course of business and consistent with past practice, or canceled or compromised any debts or waived any claims or rights of a material nature; (vii) issued any additional Company securities, other equity securities, partnership interests or similar equity interests, or any rights, options or warrants to purchase, or securities convertible into or exchangeable for, Company securities; (viii) declared or paid any dividends on or made any distributions (however characterized) in respect of Company securities; (ix) repurchased or redeemed any Company securities; (x) terminated, amended or waived with respect to any material contract, any material right, except in the ordinary course of business and consistent with past practice; (xi) except in the ordinary course of business and consistent with past practice, granted any general or specific increase in the compensation payable or to become payable to any of its Employees or any bonus or service award or other like benefit, or instituted or improved any Company Employee Plan; or (xii) entered into any agreement to do any of the foregoing.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.9Legal Proceedings, etc

.  Except as set forth in Schedule 2.9 of the Company Disclosure Schedules, there are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of their respective (i) properties, (ii) assets, (iii) business, or, to the knowledge of the Company (iv) officers or directors (solely in respect of their capacities as directors and officers of the Company or Subsidiaries).  There are no such suits, actions, claims, proceedings or investigations pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries challenging the validity or propriety of the transactions contemplated by this Agreement.  There is no judgment, order, injunction, decree or award (whether issued by a court, an arbitrator or an administrative agency) to which the Company or any of its Subsidiaries is a party, or involving the properties, assets or the business, which is unsatisfied or which requires continuing compliance therewith by the Company or any of its Subsidiaries.  Schedule 2.9 of the Company Disclosure Schedules sets forth all settlements, judgments, orders, injunctions, decrees and awards entered into or imposed which the Company or any of its Subsidiaries is a party to or by which the Company or any of its Subsidiaries is bound, and the Company and each of its Subsidiaries is and has been at all times in material compliance with the terms of such settlements, judgments, orders, injunctions, decrees and awards.  Schedule 2.9 of the Company Disclosure Schedules sets forth all suits, actions, claims, proceedings or investigations regarding any equity security of the Company or any of its Subsidiaries which the Company has ever been involved in or received notice of.

2.10Taxes

.

(a)The Company and each of its Subsidiaries has properly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it on or prior to the date hereof, and has in a timely manner paid all Taxes which are due whether or not shown on such Tax Returns, except to the extent the Company has established adequate reserves in accordance with ASPE (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet for such Taxes and disclosed the dollar amount and the components of such reserves on Schedule 2.10(a) of the Company Disclosure Schedules.  All such Tax Returns have been accurately and completely prepared in all material respects in compliance with all Laws.

(b)There are no examinations, investigations, audits, actions, suits or proceedings currently being conducted, pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Taxing Authority, no claim for the assessment or collection of Taxes has been asserted against the Company or any of its Subsidiaries and there are no matters under discussion by the Company or any of its Subsidiaries with any Taxing Authority regarding claims for the assessment or collection of Taxes.  Any Taxes that have been claimed or imposed as a result of any examinations of any Tax Return of the Company or any of its Subsidiaries by any Taxing Authority have been paid or are being contested in good faith and have been disclosed in writing to the Parent.  There are no agreements or applications by the Company or any of its Subsidiaries for an extension of time for the assessment or payment of any Taxes, nor is there any waiver of the statute of limitations in respect of Taxes.  There are no Tax Liens on any of the assets of the Company or any of its Subsidiaries that resulted from the failure, or alleged failure, to pay Taxes due or payable.

(c)The Company is not a party to or bound by or has any obligation under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement or arrangement and the Company does not have any Liability for Taxes of any other Person under any applicable Law as transferee or successor.

(d)The Company and each of its Subsidiaries has withheld all amounts from its respective employees, agents and other Persons required to be withheld under the tax, social security, unemployment and other withholding provisions of all federal, provincial, state, local and foreign Laws, and has complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(e)No power of attorney has been granted by the Company or any of its Subsidiaries that is currently in force with respect to any matter relating to Taxes.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f)Neither the Company nor any of its Subsidiaries has received any written ruling of a Taxing Authority relating to Taxes or entered in any written and legally binding agreement with a Taxing Authority relating to Taxes.

(g)No claim has ever been made in writing to the Company or any of its Subsidiaries by any authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and, the knowledge of the Company, neither the Company nor any of its Subsidiaries does business in nor derives income from within or allocable to any state, province, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished to the Buyer.

(h)The Company and each of its Subsidiaries has delivered or made available to the Parent for inspection true and complete copies of all federal, provincial, state, local and foreign income or franchise Tax Returns for the Company and each its Subsidiaries for all tax periods prior to the Closing Date for which the statute of limitations has not expired.

(i)Neither the Company nor any of its Subsidiaries has made any payments, is not obligated to make any payment, and is not a party to any agreement, contract, arrangement or plan that under any circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code, or that would be subject to an excise Tax under Section 4999 of the Code.

(j)The Company has no plan, program, arrangement or agreement that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code.

(k)There are no circumstances which could result in the application of Section 79 to 80.4 of the Tax Act, or any equivalent provision under applicable provincial Law, to the Company.

(l)The Company has not incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the Tax Act) with the Company, the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the Tax Act, be included in the Company’s income for Canadian income tax purposes for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the Tax Act or under any equivalent provision of the taxation legislation of any other jurisdiction.

(m)The Company has not claimed any reserve under any provision of the Tax Act or any equivalent provincial provision which would result in an amount to be included in the income of the Company for any period ending after the Closing Date.

(n)Other than statutory withholding obligations for Taxes, the Company has no liability for Taxes of any other Person, by agreement or otherwise.

(o)The Company has complied with all applicable registration requirements in respect of GST/HST and any applicable provincial and state sales tax legislation.

(p)To the knowledge of the Company, the Company has properly collected and remitted sales and similar taxes with respect to sales made to its customers or has, for all sales made without charging or remitting sales or similar taxes, properly received and retained any applicable tax exemption certificates and other documentation that qualify such sales as exempt from sales and similar taxes.

(q)All material input tax credits (and all similar credits available under applicable provincial or territorial law) claimed by the Company and its Subsidiaries pursuant to the Excise Tax Act (Canada) have been properly calculated and documented in accordance with the requirements of the Excise Tax Act (Canada) and the regulations thereto (and, where applicable, in accordance with the requirements under applicable provincial or territorial law).

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(r)For all transactions between the Company or any of the Subsidiaries and any non-resident Person with whom the Company or any of the Subsidiaries was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing Date, each of the Company and the Subsidiaries has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(s)The Company has not acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in the Company becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or under any equivalent provision of the taxation legislation of any other jurisdiction.

(t)For all tax periods prior to the Closing Date for which the statute of limitations has not expired, the Company is a Canadian-controlled private corporation, as defined in the Tax Act, and has been one since its date of incorporation.

(u)The Company has not made (a) a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeds the amount in its “capital dividend account” at the time of such election, or (b) an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid, on any class of shares of its capital.

(v)The Shares are not “taxable Canadian property” as defined in the Tax Act.

(w)All Tax credits, including, for greater certainty, the scientific research and experimental development credits for the purposes of the Tax Act, were claimed by the Company in accordance with the Tax Act and the relevant provincial Tax law and the Company satisfied the relevant criteria and conditions entitling it to claim such Tax credits.

2.11Title to Properties and Related Matters

(a).

(a)Except as set forth in Schedule 2.11(a), the Company and each of its Subsidiaries has a valid leasehold interest in the Leased Real Property and the assets consisting of personal property used to operate the Business of the Company, free and clear of any claims, Liens, pledges, security interests or encumbrances of any kind whatsoever (other than Permitted Encumbrances and those that in the aggregate would not have a Company Material Adverse Effect).

(b)Neither the Company nor any of its Subsidiaries owns any real property.

(c)All tangible personal property of the Company and its Subsidiaries is in suitable operating condition (ordinary and reasonable wear and tear excepted) and is physically located within the Leased Real Property.   None of such personal property is subject to any agreement or commitment for its use by any person other than the Company or any of its Subsidiaries.  There are no assets leased by the Company or any of its Subsidiaries or used in the operation of the Company or any of its Subsidiaries that are owned, directly or indirectly, by any Related Person.  For the purposes hereof, “Related Person” shall mean any of the following (i) the Shareholders; (ii) the spouses and children of any of the Shareholders (collectively, “Near Relatives”); (iii) any trust for the benefit of any of the Shareholders or any of their respective Near Relatives; or (iv) any corporation, partnership, joint venture or other entity or enterprise owned or controlled by the Shareholders or by any of their respective Near Relatives.

(d)Schedule 2.11(d) of the Company Disclosure Schedules sets forth a complete and correct list of all Real Property Leases and personal property leases to which the Company or any of its Subsidiaries is a party.  The Company and each of its Subsidiaries has previously delivered to the Parent complete and correct copies of each Real Property Lease and personal property lease (and any amendments or supplements thereto) listed in Schedule 2.11(d) of the Company Disclosure Schedules.  Except as set forth in Schedule 2.11(d) of the Company Disclosure Schedules, (i) each such Real Property Lease and personal property lease is valid and binding, and in full force and effect; except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights may affect such validity or enforceability, (ii) neither the Company nor any of its

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Subsidiaries nor to the knowledge of the Company any other party is in default under any such Real Property Leases or personal property lease except to the extent such default would not constitute a Company Material Adverse Effect and the Company has not received notice of any event which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or any of its Subsidiaries; and (iii) provided the Buyer complies with Section 6.8, to the extent that there is a requirement under any of the Real Property Leases that the Company or any of its Subsidiaries either obtain the lessor’s consent to, or notify the lessor of, the consummation of the transaction contemplated by this Agreement, then the Company and/or Subsidiaries have already obtained such consent or provided such notice, as applicable, or shall obtain or provide same prior to the consummation of the transaction contemplated by this Agreement.

(e)The computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company or any of its Subsidiaries in the conduct of its business (collectively, the “Systems”): (i) to the knowledge of the Company, are functioning properly and in accordance with all applicable specifications; (ii) to the knowledge of the Company, have adequate capability and capacity for the requirements of the business of the Company and each of its Subsidiaries as currently carried on, and there are no plans to change, replace, develop or update them or any part of them; (iii) are reasonably configured and maintained to minimize the effects of externally introduced Spyware or Malware Software, in all material respects; (iv) except as set forth in Schedule 2.11(e)(iv) of the Company Disclosure Schedule, have been regularly and properly maintained, supported and replaced; (v) in full working order and are suitable for their current use; and (vi) except as set forth in Schedule 2.11(e)(vi) of the Company Disclosure Schedules, have the benefit of warranty or maintenance, support and services agreements that are sufficient to remedy or compensate any material defect and that include emergency support, in all material respects.

(f)For the six years prior to the Closing Date, the Company and each of its Subsidiaries has had in place and operated: (i) adequate procedures, processes and software to ensure the security, confidentiality and integrity of the Systems and the software and data comprising or stored on or used by the Systems (including procedures for taking and storing, on site and off site, backup copies of such software and data); (ii) procedures to prevent the infection of the Systems or the Company’s or any of its Subsidiary’s software with Spyware or Malware Software; and (iii) adequate backup systems and disaster recovery plans and procedures that ensures that the business of the Company is able to continue to function at all times, and the Systems and any software comprising or used by the Systems can be replaced or substituted without material disruption, interruption or loss to the business of the Company or any of its Subsidiaries. All such procedures, processes, systems and plans referred to in the previous sentence have been fully documented, and copies of all such current procedures, processes, systems and plans have been provided or made available to the Parent prior to the date hereof.  Except as set forth in Schedule 2.11(f) of Company Disclosure Schedules, none of the Systems have experienced bugs, failures, or breakdowns in the past twelve (12) months that has caused any material disruption or interruption in or to the use of any such Systems by the Company or any of its Subsidiaries. The Company and its Subsidiaries are covered by business interruption insurance as set forth in Schedule 2.19 of the Company Disclosure Schedules. The Company and each of its Subsidiaries has the right to the exclusive and unrestricted use of the Systems, which is not dependent (in whole or in part) on any facilities or services that are not exclusively owned by or under the direct control of the Company or one of its Subsidiaries.  To the knowledge of the Company, all facilities and services relating to the Systems are being and have been provided in accordance with all applicable specifications and the terms of the relevant contracts.

2.12Intellectual Property; Proprietary Rights; Regulatory Compliance

2.12	.

(a)Set forth in Schedule 2.12(a) of the Company Disclosure Schedules is a list of (i) all applications and registrations for any Company Intellectual Property; and (ii) all other material Company Intellectual Property (other than trade secrets).  True and correct copies of all licenses, assignments and releases relating to all material Licensed Intellectual Property have been provided or made available to the Parent prior to the date hereof, all of which are in full force and effect and no breach or default exists on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, on the part of any of the other parties thereto. Except as set forth in Schedule 2.12(a) of the Company Disclosure Schedules, the Company or one of its Subsidiaries owns and has good and

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

exclusive right, title and interest to each item of Company Intellectual Property free and clear of any Lien or encumbrance, other than Permitted Encumbrances; and all such Intellectual Property rights are in full force and effect.  No university, government agency (whether federal or state) or other organization has sponsored research and development conducted by the Company or any of its Subsidiaries or has any claim of right to or ownership of or other encumbrance upon the Company Intellectual Property. The Company Intellectual Property and Licensed Intellectual Property comprise all the Intellectual Property that is necessary to carry on the Business of the Company as currently carried on.

(b)No Company Intellectual Property or product or service of the Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company or any of its Subsidiaries or which may affect the validity, use or enforceability of such Company Intellectual Property.

(c)All patents, patent applications, trademarks, service marks and domain names of the Company or any of its Subsidiaries that have been registered or for which applications for registration have been filed have been duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdictions indicated on Schedule 2.12(c) of the Company Disclosure Schedules, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(d)To the extent that any Company Intellectual Property (including without limitation software, hardware, copyrightable works and the like) has been (in whole or in part) developed, created, modified or improved by a third party for the Company or any of its Subsidiaries, the Company or any of its Subsidiaries has a written agreement with such third party that assigns to the Company or any of its Subsidiaries exclusive ownership of, and waives all moral rights in or to, such Company Intellectual Property.

(e)Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property to any third party that is necessary to carry on the Business of the Company as currently carried on.

(f)The operation of its business as such business currently is conducted, including the design, development, manufacture, marketing and sale of the products or services of the Company or any of its Subsidiaries has not and does not, infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the Laws of any jurisdiction.

(g)Neither the Company nor any of its Subsidiaries has received any notice or other claim from any third party that the operation of its business or any act, product or service of the Company or any of its Subsidiaries infringes, may infringe or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(h)To the knowledge of the Company, no Person has infringed or is infringing or misappropriating any Company Intellectual Property or other Intellectual Property rights in any of its products, technology or services, or has or is violating the confidentiality of any of its proprietary information.

(i)The Company and each of its Subsidiaries has taken reasonable steps to protect the Company’s or any of its Subsidiaries’ rights in the Company’s or any of its Subsidiaries’ proprietary and/or confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries, and, without limiting the foregoing, except as set forth in Schedule 2.12(i) of the Company Disclosure Schedules, the Company and each of its Subsidiaries in the six years prior to the Closing Date has enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Parent, and all current and former employees and contractors of the Company and each of its Subsidiaries has executed such an agreement during such period. To the knowledge of the Company, all trade secrets and other confidential information of the Company and each of its Subsidiaries are not part of the public domain nor, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company and each of its Subsidiaries.  To the

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries has used any trade secrets or other confidential information of any other person in the course of their work for the Company or any of its Subsidiaries nor is the Company and any of its Subsidiaries making unlawful use of any confidential information or trade secrets of any past or present employees of the Company.

(j)Except as set forth in Schedule 2.12(i) of the Company Disclosure Schedules, all Company Intellectual Property rights purported to be owned by the Company and each of its Subsidiaries which were developed or worked on by any employee, officer, director, shareholder or consultant are owned free and clear by the Company or one of its Subsidiaries by operation of Law or have been validly assigned in writing to the Company, and each such employee, officer, director, shareholder or consultant has waived all moral rights in or to such Intellectual Property in writing, and such written assignments and waivers have been provided or made available to the Parent.  To the knowledge of the Company, the activities of the employees and consultants of the Company and each of its Subsidiaries on behalf of the Company and each of its Subsidiaries do not violate in any material respects any agreements or arrangements known to the Company which any such employees or consultants have with former employers or any other entity to whom such employees or consultants may have rendered consulting services.

(k)All material information and content of the World Wide Web sites of the Company and each of its Subsidiaries (other than information provided by users, customers and advertisers) is accurate and complete in all material respects.

(l)Schedule 2.12(l) of the Company Disclosure Schedules lists all Open Source Materials that the Company and each of its Subsidiaries has used in any way and describes the manner in which such Open Source Materials have been used by the Company and each of its Subsidiaries in connection with its business, including, without limitation, whether and how the Open Source Materials have been modified by the Company and each of its Subsidiaries.  Except as set forth in Schedule 2.12(l) of the Company Disclosure Schedules, the Company and each of its Subsidiaries has not (i) incorporated any Open Source Materials into, or combined Open Source Materials with, any products in connection with its business, (ii) distributed Open Source Materials in connection with any products of its business, or (iii) used Open Source Materials that (with respect to either clause (i), (ii) or (iii) above) (A) create, or purport to create, obligations for the Company and each of its Subsidiaries with respect to software developed or distributed by the Company and each of its Subsidiaries, or (B) grant, or purport to grant, to any third party any rights or immunities under intellectual property rights.  Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has used any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributed at no charge.

(m)To the knowledge of the Company, the Company is not a “Covered Entity” or “Business Associate” as such terms are defined in the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and to the knowledge of the Company, neither the Company nor any Subsidiary has or processes any “protected health information” as such term is defined by HIPAA.

(n)In connection with the operation of its business, the Company and each of its Subsidiaries is in compliance in all material respects with and always has complied in all material respects with, (i) all applicable Canadian Privacy Laws and contractual requirements relating to the collection, storage, disclosure and/or use of personal information and user information (including information from or about children) gathered or accessed in the course of the operation of its business (“Privacy Requirements”), and (ii) all rules, policies and procedures established by the Company and each of its Subsidiaries with respect to privacy, publicity, data protection and security and the collection, storage, disclosure and/or use of personal information and user information (including information from or about children) gathered or accessed in the course of the operation of its business, and with respect to the foregoing, neither the Company nor any of its Subsidiaries has received any notice from any person of any claims alleging any violation of any Privacy Requirements nor has the Company or any Subsidiary been required by applicable Law to provide notice to any Person reporting the unauthorized access to or acquisition of personal information.  Except as set forth in Schedule 2.12(n), neither the Company nor any of its Subsidiaries has received any subpoena, demand, or other written notice from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

potential violation of any Privacy Requirement, nor is the Company or any of its Subsidiaries otherwise aware that it is under investigation by any Governmental Entity for any actual or potential violation of any Privacy Requirement. All required consents to the collection, use or disclosure of personal information or user information in connection with the conduct of the Company’s business have been obtained. The Company and each of its Subsidiaries has developed both internal and customer-facing written policy or policies regarding privacy and data protection consistent with applicable Privacy Requirements. In connection with the operation of its business, the Company and each of its Subsidiaries has taken all reasonably necessary steps (including implementing, maintaining, complying with and monitoring compliance with written policies, programs and measures with respect to technical and physical security that comply with applicable Privacy Requirements and industry standards applicable to the Company and each of its Subsidiaries) to ensure that the personal and user information gathered, accessed or used in the course of the operation of its business is protected against material loss and unauthorized access, use, modification or disclosure. To the knowledge of the Company, there has been no actual unauthorized access to or other misuse of any such information or incidents alleged in writing of unauthorized access or other misuse of any such information or any unauthorized access, use, disclosure, modification or deletion, of any such information stored by and in the possession or under the control of the Company or any of its Subsidiaries.  Neither (i) the execution, delivery or performance of this Agreement; nor (ii) consummation of any of the transactions contemplated hereby or thereby, will result in any violation of any Privacy Requirement. All service providers to which the Company or any of its Subsidiaries has provided personal information or user information have agreed to use and disclose such personal information or user information only to provide services to the Company or any of its Subsidiaries, to limit access to the personal information or user information to employees and contractors who have a need to access that information in order to provide services to the Company or any of its Subsidiaries and who are bound by a duty of confidentiality, and to notify the Company or any of its Subsidiaries if there is any unauthorized disclosure or access to such personal information or user information.

(o)Except as set forth in Schedule 2.12(o), the Company and each of its Subsidiaries is in all material respects in compliance with and always has complied in all material respects with, all applicable Laws governing the sending of spam/unsolicited electronic messages, including Canada’s Anti-Spam Legislation (CASL), Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM), and Measures for the Administration of Internet E-Mails and any other applicable anti-spam Laws (“Anti-Spam Laws”), and to the knowledge of the Company has not been in material breach, default or violation of any applicable Anti-Spam Laws. The Company and its Subsidiaries do not send commercial electronic messages, within the meaning of Canada’s Anti-Spam Legislation, either on their own behalf, or on behalf of clients or business partners.   The Company and each of its Subsidiaries has developed and have complied in all material respects with: (i) a written policy or policies regarding anti-spam consistent with applicable Anti-Spam Laws; (ii) consent language for all commercial electronic messages being sent by the Company or any of its Subsidiaries that complies with applicable Anti-Spam Laws, if required under applicable Anti-Spam laws; and (iii) the prescribed form, content and unsubscribe requirements to the extent required under applicable Anti-Spam Laws. The Company and its Subsidiaries do not install computer programs on third party computer systems.

(p)All proprietary source code comprising the Company’s products is: (i) in the exclusive possession or under the direct control of the Company or one of its Subsidiaries , or the Company and each of its Subsidiaries that uses that software has all necessary rights to gain access to such source code and all related technical and other information under the terms of source code deposit or escrow agreements with the owners of the rights in the relevant source codes and reputable deposit or escrow agents (all of which are identified on Schedule 2.12(p) of the Company Disclosure Schedules, and copies of which have been provided or made available to the Parent prior to the date hereof); and (ii) of a sufficient level to enable a reasonably skilled computer programmer (assuming such computer programmer has experience developing products substantially similar to the Company’s products) to understand, maintain, modify, correct, support, replicate and develop the relevant software.

(q)Neither the Company nor any of its Subsidiaries has delivered, disclosed or licensed to any Person, or agreed to deliver, disclose or license to any Person, any source code that is owned or purported to be owned by the Company or any of its Subsidiaries (“Company Source Code”).  No event has occurred, and no circumstances or conditions exist, that with or without notice, lapse of time or both, will, or would reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code.  The Company and each of its Subsidiaries

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

has taken measures to protect its ownership of, and rights in, all Company Source Code and protect such Company Source Code from disclosure to and use by any other Person. Neither this Agreement nor the transactions contemplated thereby will result in the release of or trigger any obligation with respect to Company Source Code.

(r)To the extent applicable, the Company and its Subsidiaries are in compliance in all material respects with the Telecommunications Act, with all applicable Canadian Radio-Television and Telecommunications Commission (“CRTC”) rules and regulations, and with the communications laws, and regulations of each province and of the United States in which the Company and its Subsidiaries operate or provide services to their customers (“Communications Laws”). The Company and its Subsidiaries have not operated as a telecommunications service provider, a common carrier, or a private carrier, as these terms are defined in the Communications Laws. The Company and its Subsidiaries have received no written communications from the CRTC suggesting that the Company or any Subsidiary is subject to regulation pursuant to the Communications Laws. The Company and its Subsidiaries have not been required to make any contributions or pay any fees under the Communications Laws.  The Company and its Subsidiaries have received no written communication from any company that provides wireless or wireline telecommunications capacity to them indicating that they are subject to regulation as a telecommunications service provider or are subject to filing and/or contribution obligations with USAC. The Company and its Subsidiaries have not executed a reseller certificate, as the term is used in the Communications Laws, for any company that provides wireless or wireline telecommunications capacity to them. Except as set forth in Schedule 2.12(r), the Company and its Subsidiaries have not received any written communication from the CRTC or any other federal or provincial governmental entity in Canada alleging a violation of the Communication Laws.

2.13Contracts

.

(a)Except as set forth in Schedule 2.11(d) or 2.13(a) of the Company Disclosure Schedules, the Company and each of its Subsidiaries is not a party to, or subject to:

(i)any contract, arrangement or understanding, or series of related contracts, arrangements or understandings, which involves annual expenditures or receipts by the Company or any of its Subsidiaries of more than $10,000;

(ii)any note, indenture, credit facility, mortgage, security agreement or other contract, arrangement or understanding relating to or evidencing indebtedness for money borrowed or a security interest or mortgage in the assets of the Company or any of its Subsidiaries;

(iii)any guaranty issued by the Company or any of its Subsidiaries;

(iv)any contract, arrangement or understanding relating to the acquisition, issuance or transfer of any securities, including, without limitation, convertible securities;

(v)any contract, arrangement or understanding relating to the acquisition, transfer, distribution, use, development, sharing or license of any technology or Company Intellectual Property, other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vi)any contract, arrangement or understanding granting to any Person the right to use any property or property right of the Company other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vii)any contract, arrangement or understanding restricting the right of the Company or any of its Subsidiaries to (A) engage in any business activity or compete with any business or (B) develop or distribute any technology;

(viii)any contract, arrangement or understanding relating to the employment of, or the performance of services of, any employee, consultant or independent contractor and pursuant to which the Company or any of its Subsidiaries is required to pay more than $10,000 per month; or

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ix)any contract, arrangement or understanding with a Related Person;

(x)any outstanding offer, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (i) through (viii) of this Section 2.13(a).

(b)The Company and each of its Subsidiaries has previously provided or made available to the Parent complete and correct copies (or, in the case of oral contracts, a complete and correct description) of any contract (and any amendments or supplements thereto) listed on Schedule 2.13(a) of the Company Disclosure Schedules.  Except as set forth in Schedule 2.13(b) of the Company Disclosure Schedules, (i) each contract listed in Schedule 2.13(a) of the Company Disclosure Schedules is in full force and effect; (ii) neither the Company, nor any of its Subsidiaries, nor to the knowledge of the Company, any other party is in default under any contract listed in Schedule 2.13(a) of the Company Disclosure Schedules, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or any of its Subsidiaries or to the knowledge of the Company, a default by any other party under such contract; (iii) to the knowledge of the Company, there are no disputes or disagreements between the Company or any of its Subsidiaries and any other party with respect to any contract listed in Schedule 2.13(a) of the Company Disclosure Schedules; and (iv) each other party to each such material contract has consented or been given notice (or prior to the Closing shall have consented or been given notice), where such consent or the giving of such notice is necessary in order for such contract to remain in full force and effect following the consummation of the transactions contemplated by this Agreement without modification in the rights or obligations of the Company or any of its Subsidiaries thereunder.

(c)Neither the Company nor any of its Subsidiaries has issued any warranty or any agreement or commitment to indemnify any person other than in the ordinary course of business.

2.14Employment Matters

.

(a)Schedule 2.14(a) of the Company Disclosure Schedules sets forth, (i) with respect to each current Employee (including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave, or on layoff status subject to recall) (A) the name of such Employee and the date as of which such Employee was originally hired by the Company or any of its Subsidiaries, and whether the Employee is on an active or inactive status; (B) such Employee’s title; (C) such Employee’s base salary, vacation and/or paid time off accrual amounts, bonus and/or commission at target, entitlement on a change of control, and/or any other material compensation; (D) whether each Employee is on a leave of absence, the nature of such leave and the anticipated date of return to full service, if known; (E) whether such Employee is employed by the Company or one of its Subsidiaries, and if by a Subsidiary, the name of the Subsidiary; and (F) the Company or Subsidiary facility at which such Employee is located; and (G) each current benefit plan in which such Employee participates or is eligible to participate; (ii) any governmental authorization, permit or license that is held by such Employee and that is used in connection with its business; and (iii) with respect to each Employee, whether such Employee has executed a written employment agreement and/or the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement.

(b)Schedule 2.14(b) of the Company Disclosure Schedules contains a list of individuals who are currently performing services for the Company or any of its Subsidiaries and are classified as independent contractors, the respective compensation of each such “independent contractor” and whether the Company is party to an agreement with the individual.  Any such agreements have been delivered or made available to the Parent and are set forth in Schedule 2.14(b) of the Company Disclosure Schedules. Any Persons now or heretofore engaged by the Company or any of its Subsidiaries as independent contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time Employees are or were at the relevant time entitled, and were and have been engaged in accordance with all applicable Laws, and received the proper tax treatment for compensation received by them.

(c)Each written employment agreement is set forth in Schedule 2.14(c) of the Company Disclosure Schedules and a copy of each employment agreement and any amendment thereto has been provided or made available to the Parent.  Except as set forth in Schedule 2.14(c) of the Company Disclosure Schedules, the

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

employment of each of the Employees is terminable by the Company at will (except for non-U.S. employees of the Company or any of its Subsidiaries located in a jurisdiction that does not recognize the “at will” employment concept in which case the Employees may be terminated upon the provision of notice of termination, pay in lieu thereof or severance pay as required by applicable Law)

(d)The Company and each of its Subsidiaries has delivered or made available to the Parent accurate and complete copies in all material respects of all employee manuals and handbooks, employment policy statements and employment agreements and written summaries of any material undocumented employment policies or practices.

(e)None of the Employees has given the Company or any of its Subsidiaries written notice terminating his or her employment with the Company or any of its Subsidiaries or terminating his or her employment upon a sale of, or business combination relating to, the Company or any of its Subsidiaries or in connection with the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries has a present intention to terminate the employment of any current Employee.  Neither the Company nor any of its Subsidiaries is, and neither has ever been, engaged in any litigation with an Employee regarding intellectual property matters.

(f)Neither the Company nor any of its Subsidiaries is presently, nor have they been in the past, a party to or bound by any union contract, collective bargaining agreement or similar agreement.  Neither the Company nor any of its Subsidiaries knows of any activities or proceedings of any labor union to organize or attempt to organize any Employees.

(g)Neither the Company nor any of its Subsidiaries is engaged or has ever been engaged in any unfair labor practice of any nature.  There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company, any of its Subsidiaries or any Employees.  There is not now pending and, to the knowledge of the Company, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(h)The U.S. Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state applicable to such Employees.  Neither the Company nor any of its Subsidiaries is delinquent to, or has failed to pay, any of its Employees, consultants or contractors for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation to which they would be entitled under applicable Law, if any, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to such individuals.  Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(i)Neither the Company nor any of its Subsidiaries has an established severance pay practice or policy.  Neither the Company nor any of its Subsidiaries (i) is liable for any notice of termination, pay in lieu of notice of termination, severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s and the Subsidiaries’ policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company or any of its Subsidiaries; and (ii) as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or any of its Subsidiaries of any persons employed by the Company or any of its Subsidiaries on or prior to the Closing Date, the Company will not have (A) any Liability that exists or arises under any Company or any of its Subsidiaries’ benefit or severance policy, practice, agreement, plan, program, or applicable  Law, including but not limited to notice of termination, pay in lieu of notice of termination, severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee. Accordingly, as of the Closing Date, the Company shall have satisfied in full all of its obligations to any terminated Employees, consultants and/or contractors for any notice of termination, pay in lieu of notice of termination, severance pay, accelerated vesting, or any other payments whatsoever.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(j)The Company and each of its Subsidiaries is in compliance, in all material respects, with all applicable Laws respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labour matters, pay equity, disability accommodation, health and safety matters and wages and hours, in each case, with respect to its Employees.

(k)There are no claims pending or, to the Company’s knowledge, threatened in writing, or pending before any Governmental Entity (or any state “referral agency”) by any Employees for compensation, termination or severance pay, vacation time or vacation pay from any Employee or any other Person arising out of the Company’s or any of its Subsidiaries’ status as employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, breach of contract, unfair business practice, tort, unfair competition or otherwise.  In addition, there are no pending or threatened in writing or claims or actions against the Company or any of its Subsidiaries under any workers compensation policy or long-term disability policy. The Company and each of its Subsidiaries, and to the Company’s knowledge each Employee, are in compliance, in all material respects, with all applicable visa and work permit requirements.

2.15Employee Benefit Plans

.  Schedule 2.15(a) of the Company Disclosure Schedules sets forth a list of each Company Employee Plan.

(a)Documents.  The Company has delivered to the Parent correct and complete copies of each written Company Employee Plan, including all amendments thereto, or, where applicable, a written summary of the material terms of any oral Company Employee Plan.

(b)Employee Plan Compliance.  The Company and each of its Subsidiaries has performed all material obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained, in all material respects, in accordance with its terms and in compliance with all applicable Law, including ERISA and the Code.  Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has received a favorable determination or opinion letter from the IRS with respect to its qualified status under the Code on which it may rely and which it has delivered to Parent.  There are no actions, audits, investigations, suits or claims pending, or, to the knowledge of the Company, threatened in writing (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan.

(c)Plan Status.  None of the Company, any of its Subsidiaries or any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to, any plan which is subject to Title IV of ERISA or Section 412 of the Code. No Company Employee Plan is or is intended to be a “registered pension plan” or “retirement compensation arrangement” as such term is defined in the Income Tax Act.  No Company Employee Plan is a multi-employer pension plan, within the meaning of any applicable pension standards legislation in Canada or within the meaning of Section 3(37) of ERISA.

(d)No Retiree Benefits.  No Company Employee Plan provides benefits to any individual who is not a current or former employee of the Company or its Subsidiaries, or the dependents, survivors or other beneficiaries of any such current or former employee.  No Company Employee Plan provides health and welfare benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the U.S. Tax Code.

(e)No Commitments.  Neither the Company, nor any of its Subsidiaries has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or its Subsidiaries other than the Company Employee Plans, or to make any material amendments to any of the Company Employee Plans. The Company and each of its Subsidiaries has reserved all rights necessary to amend or terminate each of the Company Employee Plans.

(f)Effect of Transaction.  The execution and delivery by the Company of this Agreement and any related agreement to which the Company is a party, and the consummation of the transactions contemplated hereby

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Employee Plan, any trust of the Company or loan of the Company that would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

2.16Compliance with Applicable Law

.  Except as set forth in Schedule 2.16 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is in violation in any respect of any applicable privacy, data protection and security Law (including the EU General Data Protection Regulation), telecommunications Laws, safety, health or environmental Law, any Law applicable to the internet or its business, any Payment Card Industry Data Security Standards (PCI DSS), or any other Law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, provincial, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its business, operations, properties or assets, except for any violation that would not have a Company Material Adverse Effect.  The Company has not received any written notice alleging any such violation, and to the knowledge of the Company, there is no inquiry, investigation or proceeding relating thereto.

2.17Ability to Conduct Business

.   There is no agreement, nor any judgment, order, writ, injunction or decree of any court or governmental or regulatory body, agency or authority applicable to the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, that will prevent the use by the Company, after the Closing Date, of the properties and assets owned by, the business conducted by or the services rendered by the Company or any of its Subsidiaries on the date hereof, in each case on substantially the same basis as the same are used, owned, conducted or rendered on the date hereof.  To the knowledge of the Company, the Company and each of its Subsidiaries has in force, and is in compliance with, in all material respects, all governmental permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of its business as presently conducted, all of which shall continue in full force and effect, without requirement of any filing or the giving of any notice and without modification thereof, following the consummation of the transactions contemplated hereby.  Neither the Company nor any of its Subsidiaries has received any notice of, and to the knowledge of the Company, there are no inquiries, proceedings or investigations relating to or which could result in the revocation or modification of any such permit, license, exemption, consent, authorization or approval.

2.18Major Partners

.  Schedule 2.18 of the Company Disclosure Schedules sets forth a complete and correct list of each of the ten (10) largest customers and vendors (collectively, “Partners”) of the Company in terms of revenue recognized and payment by the Company thereto, respectively, in respect of such Partners during the nine (9) months ended September 30, 2018 and the twelve (12) months ended December 31, 2017, showing the amount of revenue recognized or payments thereto for each such Partner, as the case may be, during such period.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice or other communication (written or oral) from any of the Partners listed in Schedule 2.18 of the Company Disclosure Schedules terminating, amending or reducing in any material respect, or setting forth an intention to terminate, amend or reduce in the future, or otherwise reflecting a material adverse change in, the business relationship between such Partner and the Company or any of its Subsidiaries.

2.19Insurance

.  Schedule 2.19 of the Company Disclosure Schedules sets forth a true and complete list of all insurance policies carried by the Company and each of its Subsidiaries with respect to its business, together with, in respect of each such policy, the name of the insurer, the number of the policy, the annual policy premium payable therefor, the limits of coverage, the deductible amount (if any), the expiration date thereof and each pending claim thereunder.  The Company and each of its Subsidiaries has maintained insurance covering it and its properties.  All such policies are in full force and effect and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past two (2) years.  All premiums due thereon have been paid in a timely manner.  Complete and correct copies of all current insurance policies of the Company and each of its Subsidiaries have been made available to the Parent for inspection.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries is in default under any of such policies, and neither the Company nor any of its Subsidiaries has failed to give any notice or to present any claim under any such policy in a due and timely fashion.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Neither the Company nor any of its Subsidiaries have knowledge of any facts which would likely result in an insurer reducing coverage or increasing premiums on existing policies and, to the knowledge of the Company, all such insurance policies can be maintained in full force and effect without substantial increase in premium or reducing the coverage thereof immediately following the Closing.  There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

2.20Brokers; Payments

.  Except as set forth in Schedule 2.20 of the Company Disclosure Schedules, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and each of its Subsidiaries.  The Company and each of its Subsidiaries has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any business combination, recapitalization, joint venture or other major transaction involving its business with parties other than the Parent and the Buyer.  No valid claim exists against the Company and each of its Subsidiaries or, based on any action by the Company and each of its Subsidiaries, against the Parent or the Buyer for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

2.21Interested Party Transactions.

(a)To the knowledge of the Company, no Related Person has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services or (iii) a beneficial interest in any agreement to which the Company or any Subsidiary is a party or by which they or their properties or assets are bound; provided, however, that ownership of no more than 1% of the outstanding voting shares of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 2.21.

(b)There are no receivables of the Company or any of its Subsidiaries owed by any Related Person other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice).  The Shareholders have not agreed to, or assumed, any obligation or duty to guaranty or otherwise assumed or incurred any obligation or Liability of the Company or any of its Subsidiaries.

2.22Third Party Audits and Investigations

.  To the knowledge of the Company, there are no ongoing audits or investigations of the Company or any of its Subsidiaries with respect to its business by any Governmental Entity or other third party, including, without limitation, any party to a contract with the Company or any of its Subsidiaries.

2.23Absence of Questionable Payments

.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of its directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of its business, (i) used any corporation or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to foreign or domestic government officials, candidates or members of political parties or organizations or established or maintained any unlawful or unrecorded funs in violation of any applicable foreign, federal or state Law; (ii) made any payment or provided services which were no legal to make or provide which the Company, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other person should reasonably have known were not legal for the payee or the recipient of such services to receive; or (iii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts.

2.24Accounts Receivable

.  All receivables of the Company included in the Financial Statements are valid and collectible obligations and were not and are not subject to any written, or to the knowledge of the Company, any oral, material offset or counterclaim and have arisen from a bona fide transactions by the Company in the ordinary course of business consistent with past practice.  The Company’s receivables are reflected on the Balance Sheet

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

included in the Financial Statements in accordance with ASPE applied on a basis consistent with past practice.  Since December 31, 2017, there have not been any material write-offs as uncollectible of any of the Company’s receivables, Schedule 2.24 of the Company Disclosure Schedules sets forth a true and correct list of each account receivable of the Company (and the age of such receivable), as of September 30, 2018.

2.25Competition Act

. The aggregate value of the assets in Canada, determined in accordance with the Competition Act, that are owned by the Company or by any corporations controlled by the Company, does not exceed $86 million and the gross revenues from sales in or from Canada, determined for the annual period and in the manner prescribed in the Competition Act, generated from such assets in Canada do not exceed $86 million.

2.26Investment Canada Act

. The enterprise value of the Company (and its Subsidiaries), determined in accordance with the Investment Canada Act and the regulations thereunder, is less than the $600 million threshold for review under the Investment Canada Act.

2.27Securities Legislation

.  The Company is a "private issuer" within the meaning of National Instrument 45-106.

2.28Absence of Guarantees

.  The Company has not given nor agreed to give, and is not a party to or bound by, any guarantee of indebtedness or other obligations of third parties nor any other commitment by which the Company is, or is contingently, responsible for such indebtedness or other obligations.

2.29Projections

. The projections provided by the Company to the Parent (i) have been prepared by management of the Company in good faith, (ii) were based on assumptions believed by management of the Company to be reasonable in light of current conditions and current facts known at the time made and (iii) represent good faith estimates by management of the Company as to the financial performance of the Company and each of its Subsidiaries for the periods indicated, but do not represent any guarantee or assurance of the future financial results of the Company and each of its Subsidiaries (it being understood that such projections are subject to uncertainties and contingencies that are beyond the control of the Company and its management).

2.30Disclosure

.  Neither the Company nor any of its Subsidiaries has failed to disclose to the Parent any fact that is reasonably more likely than not to have a Company Material Adverse Effect or impede or impair the ability of the Company and each of its Subsidiaries to perform its obligations under this Agreement in any material respect.  No representation or warranty by the Company and each of its Subsidiaries contained in this Agreement and no statement contained, when considered together as a whole, in any of the Company Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Company and each of its Subsidiaries contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

2.31Leases

.

(a)The Company and/or its Subsidiaries (as applicable) is the sole legal and beneficial tenant and holder of a true leasehold interest in respect of the Leased Real Property identified in Schedule 2.11(d) of the Company Disclosure Schedules free and clear of all liens (other than Permitted Encumbrances and those that in the aggregate would not have a Company Material Adverse Effect).

(b)With respect to each Real Property Lease except as identified in Schedule 2.11(d) of the Company Disclosure Schedules:

(i)each Real Property Lease is a valid and binding obligation of the Company and/or its Subsidiaries (as applicable), enforceable in accordance with its terms;

(ii)neither the Company nor its Subsidiaries (as applicable) nor any other party to any Real Property Lease is in default thereunder, except to the extent such default would not constitute a Company

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Material Adverse Effect, and the Company has not received notice of any event which constitutes, or with the lapse of time or the giving of notice or both would constitute a default by the Company or any of its Subsidiaries;

(iii)the Company has delivered or made available to the Buyer a correct and complete copy of each Real Property Lease;

(iv)the Company and/or its Subsidiaries (as applicable) has not collaterally assigned or granted any other security interest in any of the Real Property Leases or any interest therein;

(v)The Company and/or its Subsidiaries (as applicable) has not subleased, licensed or otherwise granted to any Person the right to use or occupy any Leased Real Property;

(vi)The Leased Real Property is sufficient for the operation of the Business of the Company as conducted as of the date hereof by the Company and or its Subsidiaries (as applicable); and

(vii)no third party is entitled to claim a lien or priority against any of the Leased Real Properties due to non-payment by the Company or any of its Subsidiaries for work and services performed or materials supplied, placed or furnished on, in or to the Leased Real Property on behalf of the Company or any of its Subsidiaries, except to the extent same would not be a Company Material Adverse Effect.

Article III

REPRESENTATIONS AND WARRANTIES OF THE HOLDCO

The HoldCo Shareholders, on a joint and several basis, represent and warrant to the Parent and Buyer as set forth below.

3.1No Subsidiaries, Other Assets, Employees or Liabilities

. Except as set forth in Schedule 3.1 of the Company Disclosure Schedules, as of the amalgamation of HoldCo and Telmetrics, HoldCo: (i) did not own and does not have any interest in any shares or any ownership interest in any other Person, other than 250,000 Shares owned by it; (ii) did not own any assets other than 250,000 Shares owned by it; (iii) has not conducted any business; (iv) did not have and had never had any employees; (v) did not have, and, has never been a party to, any contracts; and (vi) did not have any Liabilities.

3.2HoldCo Financial Statements

. The Holdco Financial Statements:

(a)have been prepared in accordance with ASPE, applied on a basis consistent with that of the preceding periods;

(b)are complete and accurate in all material respects;

(c)accurately disclose the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of HoldCo and the results of the operations of HoldCo, as at the dates thereof and for the periods covered thereby;

(d)reflect all proper accruals as at the dates thereof and for the periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during or prior to that period; and

(e)contain or reflect adequate reserves for all liabilities and obligations of HoldCo of any nature, whether absolute, contingent or otherwise, matured or unmatured, as at the date thereof.

No information has become available to the Holdco Shareholders that would render the Holdco Financial Statements incomplete or inaccurate.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3Tax Matters

.

(a)HoldCo has properly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it on or prior to the date hereof, and has in a timely manner paid all Taxes which are due whether or not shown on such Tax Returns.  All such Tax Returns have been accurately and completely prepared in all material respects in compliance with all Laws.

(b)There are no examinations, investigations, audits, actions, suits or proceedings currently being conducted, pending or, to the knowledge of the HoldCo Shareholders, threatened against HoldCo by any Taxing Authority, no claim for the assessment or collection of Taxes has been asserted against HoldCo and there are no matters under discussion by HoldCo with any Taxing Authority regarding claims for the assessment or collection of Taxes.  Any Taxes that have been claimed or imposed as a result of any examinations of any Tax Return of HoldCo by any Taxing Authority have been paid or are being contested in good faith and have been disclosed in writing to the Parent.  There are no agreements or applications by HoldCo for an extension of time for the assessment or payment of any Taxes, nor is there any waiver of the statute of limitations in respect of Taxes.  There are no Tax Liens on any of the assets of HoldCo that resulted from the failure, or alleged failure, to pay Taxes due or payable.

(c)HoldCo is not a party to or bound by or has any obligation under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement or arrangement and HoldCo does not have any Liability for Taxes of any other Person under any applicable Law as transferee or successor.

(d)HoldCo has withheld all amounts from its respective employees, agents and other Persons required to be withheld under the tax, social security, unemployment and other withholding provisions of all federal, provincial, state, local and foreign Laws, and has complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(e)No power of attorney has been granted by HoldCo that is currently in force with respect to any matter relating to Taxes.

(f)HoldCo has not received any written ruling of a Taxing Authority relating to Taxes or entered in any written and legally binding agreement with a Taxing Authority relating to Taxes.

(g)No claim has ever been made in writing to HoldCo by any authority in a jurisdiction where HoldCo does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and, the knowledge of HoldCo, HoldCo does not do business in nor derives income from within or allocable to any state, province, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished to the Buyer.

(h)HoldCo has delivered or made available to the Parent for inspection true and complete copies of all federal, provincial, state, local and foreign income or franchise Tax Returns for HoldCo for all periods for which the statute of limitations has not expired.

(i)There are no circumstances which could result in the application of Section 79 to 80.4 of the Tax Act, or any equivalent provision under applicable provincial Law, to HoldCo.

(j)Other than statutory withholding obligations for Taxes, HoldCo has no liability for Taxes of any other Person, by agreement or otherwise.

(k)HoldCo has not acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in HoldCo becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or under any equivalent provision of the taxation legislation of any other jurisdiction.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(l)HoldCo is a Canadian-controlled private corporation, as defined in the Tax Act, and has been one since its date of incorporation.

(m)HoldCo has not made (a) a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeds the amount in its “capital dividend account” at the time of such election, or (b) an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid, on any class of shares of its capital.

3.4Compliance with Applicable Law

. HoldCo has complied with all applicable laws.

3.5Legal Proceedings

. There are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations pending or, to the knowledge of HoldCo, threatened against HoldCo or any of its respective properties, assets or business.  There are no such suits, actions, claims, proceedings or investigations pending against HoldCo or, to the knowledge of HoldCo, threatened against HoldCo challenging the validity or propriety of the transactions contemplated by this Agreement.  There is no judgment, order, injunction, decree or award (whether issued by a court, an arbitrator or an administrative agency) to which HoldCo is a party, or involving the properties, assets or the business, which is unsatisfied or which requires continuing compliance therewith by HoldCo.  There are no settlements, judgments, orders, injunctions, decrees and awards entered into or imposed which HoldCo is a party to or by which HoldCo is bound,

3.6Disclosure

. None of the Holdco Shareholders has failed to disclose to the Parent any fact that is reasonably more likely than not to have a Material Adverse Effect or impede or impair the ability of the Company to perform its obligations under this Agreement in any material respect.  No representation or warranty by the Holdco Shareholders contained in this Agreement and no statement contained, when considered together as a whole, in any of the Company Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Holdco Shareholders contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, solely as to him, her or itself, represents and warrants to the Parent and Buyer as follows.

4.1Authority; Binding Nature of Agreement

. This Agreement and all other agreements, documents and instruments executed and delivered by the Seller pursuant hereto are valid and binding obligations of the Seller enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity (whether considered in equity or at law).  The Seller has full right, authority, power and capacity to enter into this Agreement and all other agreements, documents and instruments executed and delivered by the Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.

4.2Non-Contravention; Consents

. The execution, delivery and performance by the Seller of this Agreement and all other agreements, documents and instruments executed and delivered by the Seller pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not:  (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, permit, license or authorization to which the Seller is a party or by which their  assets are bound, or any provision of the Seller’s organizational documents, if applicable; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Governmental Entity applicable to the Seller; or (iii) require from the Seller any notice to, declaration or filing with, or consent or approval of, any Governmental Entity or other third party.

4.3Ownership

. Immediately prior to the Closing, the Seller is the sole record and beneficial owner of the Shares set forth opposite his, her or its name on Exhibit A attached hereto, free and clear of any Liens including Liens of spouses, former spouses and other family members.  The Seller has the unqualified right and unrestricted power to enter into this Agreement and to convey to the Buyer the Shares and at the Closing the Seller will convey to the Buyer good and valid title to the Shares free and clear of any and all Liens other than restrictions on transfer that may be imposed by Canadian securities laws.  Except as set forth in the Shareholders’ Agreement, the Seller is not a party to, nor are any of the Seller’s Shares subject to (i) any option, warrant, purchase right, right of first refusal, call, put or other contract or agreement that would require the Seller to sell, transfer or otherwise dispose of the Seller’s Shares or (ii) any voting trust, proxy or other contract or agreement relating to the voting or disposition of the Seller’s Shares.

4.4Residency

.  The Seller is not a non-resident for purposes of the Tax Act.

Article V

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER

The Parent and the Buyer represent and warrant to the Company and the Sellers as set forth below.

5.1Corporate Organization

.  The Parent and the Buyer are corporations duly organized, validly existing and in good standing under the Laws of the [State of Delaware].  The Parent and the Buyer have all requisite corporate power and authority to own, operate and lease the Leased Real Property and assets the Parent and/or the Buyer now owns, operates and leases and to carry on the Parent’s and/or the Buyer’s business as presently conducted.  The Parent and the Buyer are duly qualified to transact business as a foreign corporation and are each in good standing in the jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by the Parent and/or the Buyer or the business currently conducted by them, except for such jurisdictions where the failure to be so qualified would not have a Parent Material Adverse Effect.  The Parent and/or the Buyer have previously made available to the Company complete and correct copies of its certificate of incorporation and all amendments thereto as of the date hereof (certified by the [Secretary of State of Delaware] as of a recent date) and its by-laws (certified by the Secretary of the Parent and the Buyer as of a recent date).  Neither the certificate of incorporation nor the by-laws of the Parent and/or the Buyer have been amended since the respective dates of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instruments.

5.2Authorization

.  The Parent and the Buyer have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Parent and the Buyer have been duly and validly authorized and approved by all necessary corporate action on the part of the Parent and the Buyer.  This Agreement constitutes the legal and binding obligation of the Parent and the Buyer, enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in Law).

5.3Consents and Approvals; No Violations

.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not: (i) violate or conflict with any provisions of the certificate of incorporation or by-laws of the Parent and/or the Buyer; (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Parent and/or the Buyer are parties, or by which any of them or any of their respective properties or assets may be bound, or result in the creation of any Lien, claim or

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

encumbrance of any kind whatsoever upon the properties or assets of the Parent and/or the Buyer pursuant to the terms of any such instrument or obligation, other than any breach, violation, default, termination, cancellation, modification or acceleration which would not have a Parent Material Adverse Effect; (iii) violate or conflict with any Law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction or decree or other instrument of any federal, provincial, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Parent and/or the Buyer or by which any of their respective properties or assets may be bound, except for such violations or conflicts which would not have a Parent Material Adverse Effect; or (iv) require, on the part of the Parent and/or the Buyer, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained or made would not have a Parent Material Adverse Effect.

5.4Brokers; Payments

.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent and/or the Buyer.

5.5Litigation

.  There are no claims, investigations, complaints or other proceedings, including appeals and applications for review, in progress or, to the knowledge of the Parent or Buyer, pending or threatened against or relating to the Parent or Buyer, which, if determined adversely to the Parent or Buyer, would: (i) prevent the Parent from paying the Purchase Price; (ii) enjoin, restrict or prohibit the transfer of all or any part of the Sellers’ Shares as contemplated by this Agreement; or (iii) prevent the Parent or Buyer from fulfilling any of its obligations set out in this Agreement or arising from this Agreement.

Article VI

ADDITIONAL AGREEMENTS

6.1Fees and Expenses

.  The Parent, the Buyer, the Company and each of its Subsidiaries shall bear and pay all of their own fees, costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants, brokers and financial advisors and any bonuses or severance obligations payable by the Company to Employees as a result of the transactions contemplated by this Agreement and the employer-portion of employment and payroll Taxes incurred in connection therewith (collectively, the “Transaction Expenses”), except that if the transaction contemplated herein is consummated, the Upfront Cash Consideration shall be reduced by the amount of all such Transaction Expenses incurred by the Company that remain unpaid as of Closing; provided that, for greater certainty: (a) any fees, costs and expenses incurred by the Company associated with the continuance of Telmetrics and HoldCo under the Laws of Nova Scotia shall be for the account of the Buyer; and (b) any fees, costs and expenses relating to the Escrow Agent shall be for the account of the Parent.  If any Transaction Expenses are not accounted for as of Closing, then such Transaction Expenses shall be addressed as Indebtedness in accordance with Section 1.4 and Article X.

6.2Tax Matters

.

The Seller Representative shall cause, at the Seller’s expense, to be prepared and filed within the time period prescribed by applicable Laws all Tax Returns for the Company for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date (“Stub Period Returns”). The Sellers and the Parent shall co-operate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of all Stub Period Returns and shall preserve such data and other information until the expiration of any applicable limitation period under any applicable Laws with respect to such Stub Period Returns. The Sellers, the Parent, the Buyer and their respective Affiliates, as applicable, agree that the election under subsection 256(9) of the Income Tax Act (Canada) shall not be made in respect of the taxation years of the Company ending as a result of the Buyer’s purchase of the Shares, unless mutually agreed by the Parties.

(a)Not less than forty-five (45) days prior to the due date of any such income Tax Returns, the Seller’s Representative shall provide the Parent with a draft of the income Tax Returns (the “Draft Returns”).  The

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Parent and its advisors have the right to review the Draft Returns and any working papers relating to their preparation and to approve such Draft Returns before any such Draft Returns are filed with the relevant Taxing Authority, such approval not to be unreasonably withheld or delayed. Within fifteen (15) business days after the date that the Parent receives the Draft Returns, the Parent will advise the Seller’s Representative in writing that the Parent either (i) agrees with the Draft Returns so received by it, or (ii) does not agree with the Draft Returns so received by it, in which event the Parent will set forth in reasonable detail the basis for such disagreement.  If the Parent notifies the Seller’s Representative of a disagreement pursuant to clause (ii) above, the Seller’s Representative and the Parent will attempt in good faith to resolve such disagreement; provided, however, that if the Seller’s Representative and the Parent fail to reach agreement, then the Seller’s Representative may elect to file or cause to be filed such Draft Returns in the manner that the Seller’s Representative so determines provided that such Draft Returns have been prepared in accordance with this Section 6.2(a) and such Draft Returns are filed or caused to be filed by the Seller’s Representative on or before the date on which each is required by Law to be filed with the applicable Taxing Authority.

(b)After the Closing Date, the Sellers and the Parent shall cooperate fully in preparing for and defending any audits of, or disputes with any Taxing Authority regarding, any Tax Returns of the Company and make available to the other Party, and to any Taxing Authority as reasonably requested, all information, records, and documents relating to Taxes of the Company.  Additionally, each of the Parent, Buyer and Sellers shall:

(i)assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing and, in connection therewith, provide the other Party with any necessary powers of attorney;

(ii)furnish the other Party with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request; and

(iii)retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits, provided that such records and information are not required to be retained for a period in excess of seven (7) years from the close of the taxation year to which such information may be relevant.

(c)Unless otherwise required by applicable Law, neither the Parent nor the Buyer will file or cause or allow to be filed any amended Tax Returns for the Company for any tax period prior to the Closing Date if such action could result in the increase of any Tax liability for the Sellers or result in an indemnification claim against Sellers without the prior written consent of Sellers.

(d)If the Company is or would be liable to pay tax under Part III or Part III.1 of the Tax Act with respect to any dividends that it has paid or been deemed to have paid on or prior to the Closing Date, the Sellers agree that they shall concur in accordance with subsection 184(4) or subsection 185.1(3) of the Tax Act (as applicable) in the making of an election pursuant to subsection 184(3) or subsection 185.1(2) of the Tax Act (as applicable) and the Sellers shall take all steps reasonably requested by the Company and/or the Parent to evidence such concurrence.

6.3Appointment of Shareholder Representatives

. The Shareholder Representatives are hereby appointed as representatives of the Sellers for purposes of this Agreement.  The Parent and Buyer may rely upon the acts of the Shareholder Representatives for all purposes permitted hereunder.

(a)The Shareholder Representatives shall have full power of substitution to act in the name, place and stead of the Sellers in all matters in connection with this Agreement.  The Shareholder Representatives’ power shall include the following powers, without limitation:  the power to act for the Sellers with regard to indemnification obligations hereunder; the power to compromise any claim on behalf of the Sellers and to transact matters of litigation or arbitration in connection with this Agreement; the power to do or refrain from doing all such further acts and things on behalf of the Sellers that the Shareholder Representatives deem necessary or appropriate in his sole discretion, and to execute all such documents as the Shareholder Representatives shall deem necessary or appropriate, in connection therewith; and the power to receive service of process in connection with any claims under this Agreement.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)If all of the Shareholder Representatives die or otherwise become incapacitated and are unable to serve as Shareholder Representatives, their successor shall be appointed by a majority in interest of the Sellers (such majority in interest to be determined in accordance with their Pro Rata Portions).

(c)The Shareholder Representatives shall act for the Sellers in the manner the Shareholder Representatives believes to be in the best interest of the Sellers and consistent with his obligations under this Agreement, but shall have no duties or obligations except as specifically set forth in this Agreement.  In acting as the representatives of the Sellers, the Shareholder Representatives may rely upon, and shall be protected in acting or refraining from acting upon, an opinion or advice of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order arbitrator’s award, appraisal, bond or other paper or documents reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties.  The Shareholder Representatives shall not be personally liable to the Sellers for any action taken, suffered or omitted by him in good faith and reasonably believed by him to be authorized or within the discretion of the rights or powers conferred upon him by this Section 6.3.  The Shareholder Representatives may consult with counsel and any advice of such counsel shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by him in such capacity in good faith and in accordance with such opinion of counsel.  The Shareholder Representatives may perform their duties as Shareholder Representatives either directly or by or through their agents or attorneys, and the Shareholder Representatives shall not be responsible to the Sellers for any misconduct or negligence on the part of any agent or attorney appointed with due care by them under this Agreement.  No bond shall be required of the Shareholder Representatives, and the Sellers severally but not jointly (in accordance with his, her or its Pro Rata Portion) indemnify the Shareholder Representatives with respect to any and all decisions made or actions taken in the capacity as a Shareholder Representatives, other than for the Shareholder Representatives’ willful misconduct or gross negligence.

6.4Termination of Shareholders’ Agreement

.  Effective as of Closing, the Shareholders agree and acknowledge that the Shareholders’ Agreement and all other investor rights granted by the Company to its Shareholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants shall terminate.

6.5Exercise and Termination of Company Share Rights

.  The Company shall take all action necessary to ensure that all Company Share Rights are either (i) exercised in full and the exercise price with respect thereto is delivered to the Company in cash or by check prior to the Closing, or (ii) terminated as of immediately prior to the Closing.

6.6Certain Deliveries

.  As soon as practicable after the date hereof, the Company will deliver to Parent on one or more CD-Rom disks a complete and accurate (as of the date hereof) electronic copy of the “data room”.

6.7Investment Canada Act Notice

. The Buyer shall file a notification of acquisition of control of a Canadian business with Industry Canada in the prescribed form within thirty (30) days of the Closing Date pursuant to the Investment Canada Act.

6.8Real Property Leases

.  As soon as reasonably possible after the Closing Date, the Buyer shall execute an agreement directly with the landlords under any Real Property Lease agreeing to remain bound by all the terms, covenants and conditions contained in the applicable Real Property Leases.

Article VII

COVENANTS OF THE SELLERS

7.1Competitive Activity

.  Each of the Sellers hereby agrees that for a period of *** following the Closing Date, he, she or it will not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor or shareholder of any company or business organization, engage in any business activity, or have a financial interest in any business activity (excepting only the ownership of not more than one percent (1%) of the outstanding securities of any class of any entity listed on an exchange or regularly traded in the over-the-counter

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

market), which is directly or indirectly in competition with the Business of the Company in Canada and the United States of America (“Competitive Activity”).  Each of the Sellers agree that, for a period of *** following the Closing Date hereof, he, she or it will not in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit or contact in connection with, or in furtherance of, a Competitive Activity any of the employees, consultants, agents, suppliers, customers or prospects of the Company that were such with respect to the Company at any time during the year immediately preceding the date of this Agreement.

7.2Reasonableness

.  Each Seller hereby acknowledges and agrees that:

(a)the duration, area and scope of the restrictive covenants contained in this Agreement were negotiated at arm’s length;

(b)he has received independent legal counsel with respect to such restrictive covenants;

(c)the restricted covenants contained in this Agreement are in addition to any covenants made by the Seller under any other agreement including without limitation the Agreement or any consulting or employment agreements with the Company; and

(d)the restrictions of and on the Seller’s current and future activities are reasonable in the circumstances and are reasonably required for the protection of the interests of the Company and its Affiliates.

7.3Remedy

. Each Seller agrees that a breach of this Agreement by him may cause irreparable harm to the Company for which it may not be adequately compensated by damages alone, and therefore agrees that in the event of such a breach, the Company will not be restricted to seek damages alone, but shall be entitled to seek injunctive or other equitable relief.

7.4Restrictive Covenants

.  The parties intend that the conditions set forth in subsection 56.4(7) of the Tax Act (and the equivalent provisions of any applicable provincial Tax legislation) have been met such that subsection 56.4(5) of the Tax Act  (and the equivalent provisions of any applicable provincial Tax legislation) applies to any “restrictive covenants” (as defined in subsection 56.4(1) of the Tax Act) granted by Seller pursuant to this Article VII (the “Restrictive Covenants”).  For greater certainty, the parties hereto agree and acknowledge that: (i) for the purposes of the Tax Act, no part of the consideration payable to Sellers under this Agreement is allocable to, and no proceeds are receivable by Sellers for granting, the Restrictive Covenants, (ii) the Restrictive Covenants are integral to the Agreement and have been granted to maintain or preserve the fair market value of the Shares and (iii) the Restrictive Covenants meet the requirements specified in clause 56.4(7)(b)(ii)(B) of the Tax Act.

Article VIII

CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND BUYER

The obligation of the Parent and the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the Parent and the Buyer in their sole discretion):

8.1Representations and Warranties True

.  The representations and warranties of the Company and the Sellers which are contained in this Agreement, or contained in any Schedule, certificate or instrument delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date.

8.2Performance

.  The Company and the Sellers shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date.

8.3Absence of Litigation

.  No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority), and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Company and each of its Subsidiaries which reasonably could have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Company Material Adverse Effect.

8.4Purchase Permitted by Applicable Laws; Legal Investment

.  The Buyer’s purchase of and payment for the Shares (i) shall not be prohibited by any applicable Law or governmental order, rule, ruling, regulation, release or interpretation, (ii) shall not subject the Parent or the Buyer to any penalty, Tax, Liability or, in the reasonable judgment of the Parent or the Buyer, any other onerous condition under or pursuant to any applicable Law, statute, ordinance, regulation or rule, (iii) shall not constitute a fraudulent or voidable conveyance under any applicable Law, and (iv) shall be permitted by all applicable Laws, statutes, ordinances, regulations and rules of the jurisdictions to which the Parent or the Buyer is subject.

8.5Proceedings Satisfactory

.  All proceedings taken in connection with the purchase and sale of the Shares, the Agreement and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to the Parent and the Buyer.

8.6Consents

.  All approvals, consents (including contractual consents), licenses, permits, orders, waivers and authorizations required to be obtained by the Company or the Sellers in connection with the transactions contemplated by this Agreement and the sale of the Shares as set forth in Schedule 8.6 attached hereto shall have been obtained and shall be in full force and effect.

8.7Additional Agreements

.  The following agreements, forms or notices, as the case may be, shall have been executed and delivered to the Parent and the Buyer:

(a)an Executive Employment Agreement in a form satisfactory to the Parent, the Buyer and Osmak has been duly executed Osmak;

(b)a restricted stock unit agreement in a form satisfactory to the Parent, the Buyer and Osmak (the “RSU Recipient”) has been duly executed by the RSU Recipient; and

(c) the Escrow Agreement duly executed by the Company.

8.8Material Adverse Effect

.  There shall not have occurred any event which is or reasonably could result in a Company Material Adverse Effect.

8.9Supporting Documents

. The Company shall have delivered to the Parent a certificate (i) dated as of the Closing Date, certifying as to the corporate legal existence and good standing of the Company; and (ii) of the Secretary of the Company dated the Closing Date, certifying on behalf of the Company (w) that attached thereto is a true and complete copy of the articles of amalgamation of the Company, as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the by-laws of the Company, as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the Shareholders, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (z) to the incumbency and specimen signature of each officer of the Company, executing on behalf of the company this Agreement and the other agreements related hereto.

8.10Release of Liens

.  Other than for Permitted Encumbrances, the Company shall have obtained to the satisfaction of the Parent and the Buyer, the releases from creditors needed to terminate any security interests granted by the Company in respect of the assets of the Company, if any, including, without limitation, Uniform Commercial Code termination statements (or other jurisdictional equivalents).

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.11Seller Allocation Spreadsheet

.  The Parent shall have received the Seller Allocation Spreadsheet in the form attached hereto as Exhibit A.

8.12Preliminary Net Working Capital and Indebtedness Schedule

.  The Parent shall have received the Preliminary Net Working Capital and Indebtedness Schedule in the form attached hereto as Exhibit D.

8.13Transaction Expenses

.  The Parent shall have received satisfactory evidence of the payment of all Transaction Expenses.

Article IX

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SELLERS

The obligation of the Company and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date of each of the following conditions (any of which may be waived in writing by the Company and the Sellers in their sole discretion):

9.1Representations and Warranties True

.  The representations and warranties of each of the Parent and the Buyer contained in this Agreement, or contained in any Schedule, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date.

9.2Performance

.  The Parent and the Buyer shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date.

9.3Absence of Litigation

.  No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority) and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Parent and/or the Buyer which would have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Parent Material Adverse Effect.

9.4Additional Agreements

.  The Parent shall have executed and delivered counterparts to the agreements referred to in Section 8.7.

9.5Material Adverse Effect

.  There shall not have occurred any event which is or reasonably could result in a Parent Material Adverse Effect.

9.6Purchase Price

.  At the Closing, the Parent shall distribute the Upfront Cash Consideration in accordance with Section 1.3.

9.7Supporting Documents

.

(a)The Parent shall have delivered to the Sellers (i) a certificate of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the corporate legal existence and good standing of the Parent and the Buyer, and (ii) a certificate of the Secretary of the Parent and the Buyer, dated the Closing Date, certifying on behalf of the Parent and the Buyer (w) that attached thereto is a true and complete copy of the Certificate of Incorporation of the Parent, as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the By-Laws of the Parent and the Buyer as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Parent and the

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (z) to the incumbency and specimen signature of each officer of the Parent executing on behalf of the Parent and the Buyer this Agreement and the other agreements related hereto.

Article X

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES

10.1Indemnity Obligations

.

(a)Subject to the remainder of this Article X, from and after Closing, *** indemnify and hold the Parent and the Buyer (including their respective representatives and Affiliates) harmless from, and to reimburse the Parent for, any Losses directly or indirectly arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in Article II or certificate delivered by the Company or the Sellers pursuant to this Agreement; (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Company which are contained in this Agreement or any agreement entered into in connection herewith; (iii) any claims by any current or former holder of any equity interest or equity security of the Company or any of its Subsidiaries (including any predecessors), including any shares of the Company or other Company Share Rights, relating to or arising out of this Agreement and the transactions contemplated hereby, including any Losses due to any inaccuracy or incompleteness of the Seller Allocation Spreadsheet (including any Third Party Claim to any portion of the Purchase Price), (iv) any Taxes payable by the Company or any of its Subsidiaries relating to any period ending on or before the Closing Date (other than (A) Taxes reflected in the Final Net Working Capital and Indebtedness Schedule or (B) Taxes arising as a result of a breach of Section 6.2(c)) or (v) any unpaid Indebtedness of the Company or any unpaid Transaction Expenses incurred by the Company

(b)Subject to the remainder of this Article X, from and after Closing, each Seller shall, severally and not jointly, solely as to him, her or itself, indemnify and hold the Parent and the Buyer (including their respective representatives and Affiliates) harmless from, and to reimburse the Parent for, any Losses directly or indirectly arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of such Seller set forth in Article IV; or (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of such Seller which are contained in this Agreement or any agreement entered into in connection herewith.

(c)Subject to the remainder of this Article X, from and after Closing, each HoldCo Shareholder shall, jointly and severally, hold the Parent and the Buyer (including their respective representatives and Affiliates) harmless from, and to reimburse the Parent for, any Losses directly or indirectly arising out of, based upon or resulting from any inaccuracy in or breach of any representation or warranty of such Seller set forth in Article III.

10.2Notification of Claims

.

(a)Subject to the provisions of Section 10.3, in the event of the occurrence of an event pursuant to which the Parent shall seek indemnity pursuant to Section 10.1, the Parent shall provide the Shareholder Representatives with prompt written notice (a “Claim Notice”) of such event and shall otherwise promptly make available to the Sellers, all relevant information which is material to the claim and which is in the possession of the indemnified party.  The Parent’s failure to give a timely Claims Notice or to promptly furnish the Shareholder Representative, with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the indemnified party.

(b)The Shareholder Representatives shall have the right to elect to join in, through counsel of its choosing reasonably acceptable to the Parent, the defense, settlement, adjustment or compromise of any claim of any third party (a “Third Party Claim”) for which indemnification will be sought by the Parent; provided, however,

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

that the Parent shall control such defense, settlement, adjustment or compromise.  The expense of any such defense, settlement, adjustment or compromise, including the Parent’s counsel and any counsel chosen by the Shareholder Representatives shall be borne by the Sellers.  The Parent shall have the right to settle any such Third Party Claim; provided, however, that the Parent may not effect the settlement, adjustment or compromise of any such Third Party Claim without the written consent of the Shareholder Representatives, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)Notwithstanding the other provisions of this Section 10.2(c), if a third party asserts (other than by means of a lawsuit) that the Buyer is liable to such third party for a monetary or other obligation for which the Buyer expects to seek indemnification pursuant to this Article X, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Shareholder Representatives, (ii) the Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article X, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article X, for any such Losses for which it is entitled to indemnification pursuant to this Article X (subject to the right of the Seller to dispute the Buyer’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article X).

10.3Duration

.  All representations and warranties set forth in this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and all covenants, agreements and undertakings of the parties contained in or made pursuant to this Agreement and any certificates delivered pursuant hereto or thereto, and the rights of the parties to seek indemnification with respect thereto (all of the foregoing collectively, the “Indemnifiable Matters”), shall survive the Closing but, except in respect of any claims for indemnification as to which a Claim Notice shall have been duly given and also as provided in the immediately following sentence, all Indemnifiable Matters pursuant to Section ***, shall expire on the date that is *** after the Closing Date.  Notwithstanding the foregoing, (a) Indemnifiable Matters arising from breaches of the covenants contained in Section *** shall survive the Closing Date until *** anniversary of the Closing Date; (b) Indemnifiable Matters arising from breaches of the representations, warranties and covenants set forth in Sections ***, shall each survive the Closing Date until the *** anniversary of the Closing Date, and (c) Indemnifiable Matters arising from breaches of the representations and warranties set forth in Sections *** shall survive the Closing Date until *** (which date shall not be extended by any waiver given by the Company after the Closing Date without the consent of the Seller Representative, such consent not to be unreasonably withheld) (all such obligations in (a), (b) and (c), collectively, the “Excluded Obligations”).  Notwithstanding the foregoing, claims for breaches of the representations and warranties relating to or arising from fraud shall be independent of, and shall not be limited by, the Agreement and shall survive the Closing Date indefinitely.

10.4Liability; Offset

.

(a)If the Closing occurs, the Parent and the Buyer agree that the right to indemnification pursuant to this Article X shall constitute the Parent’s and the Buyer’s sole and exclusive remedy and recourse against the Sellers for Losses attributable to any Indemnifiable Matters, except for fraud.  Except with respect to the Excluded Obligations and fraud, the maximum liability of Sellers collectively shall be limited to $*** (the “Offset Amount”) and of any Seller shall be limited to such Seller’s Pro Rata Portion of the Losses up to such Seller’s Pro Rata Portion of the Offset Amount and the maximum liability of the Sellers collectively for the Excluded Obligations shall be limited to the Purchase Price actually paid to the Sellers and of any Seller for the Excluded Obligations shall be limited to such Seller’s Pro Rata Portion of the Losses up to such Seller’s Pro Rata Portion of the Purchase Price actually paid to such Seller.  If the Parent or Buyer incur any indemnified Losses that have been finally resolved by the parties in accordance with this Agreement, the Parent or Buyer, as applicable, is authorized, subject to the limitations provided in this Article X, at any time and from time to time to the fullest extent permitted by law to set-off and apply any Earnout Consideration payable to the Sellers pursuant to this Agreement against such indemnifiable Losses.  Notwithstanding the foregoing sentence, the Parent or Buyer shall be required to first set-off first against the Escrow Deposit and shall have the right to set-off against the Earnout Consideration any amounts due and payable to it pursuant to this Article X.

(b)Notwithstanding anything to the contrary herein, ***. Notwithstanding the foregoing, the Threshold shall not apply with respect to the Excluded Obligations and fraud.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)Notwithstanding anything in this Agreement to the contrary, the Offset Amount and the Threshold shall not apply to any claim by the Purchaser in respect of any Losses arising in connection with any misrepresentation or breach of warranty made or given by the HoldCo Shareholders in any of the sections in Article III or of the Sellers in any of the sections in Article IV.

(d)Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations under this Article X, all of the representations and warranties set forth in this Agreement, or any other agreement, certificate or schedule executed or delivered in connection herewith or therewith that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty.

(e)Notwithstanding anything in this Agreement to the contrary, the Sellers shall not be obligated to indemnify the Parent and Buyer in respect of Losses related to Taxes where the Losses arise from, or are the result of, (i) an amendment to a Tax Return that is made by the Parent or the Buyer without the Sellers consent unless so required under Law or (ii) an audit that is requested by, or otherwise purposefully initiated in any manner by the actions of, the Parent or the Buyer.

10.5One Recovery

. The Parent or Buyer shall not be entitled to double recovery in respect of any claims for any indemnification payment pursuant to this Article X even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made in this Agreement.

10.6No Contribution

.  The Sellers hereby waive, acknowledge and agree that the Sellers shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution or right of indemnity against the Parent or the Buyer in connection with any indemnification payments which the Sellers are required to make under this Article X.  Nothing contained in this Article X shall limit a Seller’s right of contribution or right of indemnity from another Shareholder.

10.7Exclusive Remedy

. Except for claims of fraud, the Parent and Buyer’s rights of indemnity set forth in this Article X are the sole and exclusive remedy of the Parent and Buyer for any non-performance, non-fulfilment, misrepresentation, inaccuracy, or incorrectness of any representation, warranty, certification, agreement or covenant given or made by the Company or the Sellers in this Agreement.

10.8After Tax Basis

.  In determining the amount of any Losses under this Article X, such Losses will be increased (or decreased) to take into account any net Tax cost (or net Tax benefit) incurred or realized by the indemnified party as a result of the matter giving rise to such Losses and the receipt of an indemnity payment hereunder, to the extent necessary to ensure that the indemnified party receives a net amount which, taking into account any net Tax cost or net Tax benefit, is sufficient to fully compensate for the Losses (subject to any other limitations in this Agreement), but results in no net gain to the indemnified party. In computing the amount of any net Tax cost or net Tax benefit, the indemnified party will be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment under this Agreement or the incurrence or payment of any indemnified Losses.

10.9Treatment of Indemnity Payments

.  All payments made pursuant to this Article X pertaining to any indemnification obligations shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement, unless otherwise required by Law.

10.10General Release

.

(a)Each Seller from and after the Closing each hereby releases forever and discharge the Parent, the Buyer, the Company and their respective Affiliates, and each of their respective officers, managers, directors, members and employees (collectively, the “Releasees”), of and from any and all actions, claims, damages and Liabilities of any kind or nature whatsoever that relate to or arise out of any dealings, relationships or transactions by and between the Sellers, on the one hand, and any Releasee, on the other hand, in law or equity, which against any

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Releasee such Seller has ever had, now has or which he, she or it hereafter can, shall or may have, whether or not now known, from the beginning of the world to the Closing Date (the “Causes of Action”).  Each Seller understands and agrees that he, she or it is expressly waiving all claims, even those it may not know or suspect to exist, which if known may have materially affected the decision to provide this release, and such Seller expressly waives any rights under applicable Law that provide to the contrary.  Furthermore, each Seller further agree not to institute any litigation, lawsuit, claim or action against any Releasee with respect to the released Causes of Action.

(b)The release set forth in Section 10.10(a), shall not apply to any rights of a Seller pursuant to this Agreement or any agreement entered into by such Seller in connection with the transactions contemplated by this Agreement (including the Executive Employment Agreement or any restricted stock unit agreement).

(c)Each Seller will not make any claim or take any proceedings against any other person or corporation who might claim, in any manner or forum, contribution or indemnity in common law or in equity, or under the provisions of any statute or regulation, from the Company or its affiliates in connection with the matters released by this Section 10.10. Each Seller agrees and understands that if it commences such an action, or takes such proceedings, and the Company or any of its affiliates is added to such proceeding in any manner whatsoever, whether justified in law or not, the Seller who commenced such a proceeding or made such claims will immediately discontinue the proceedings and/or claims, and will be liable to the Company or the applicable affiliate for the legal costs incurred in any such proceeding, on a solicitor and his own client scale.

(d)The release described in this Section 10.10 shall operate conclusively as an estoppel in the event of any claim, action, complaint or proceeding which might be brought in the future by any party with respect to the matters covered by this release.  This terms of this Section 10.10 may be pleaded in the event any such claim, action, complaint or proceeding is brought, as a complete defence and reply, and may be relied upon in any proceeding to dismiss the claim, action, complaint or proceeding on a summary basis and no objection will be raised by the Sellers in any in any subsequent action that the other parties in the subsequent action were not privy to the formation of this Section 10.10.

Article XI

MISCELLANEOUS PROVISIONS

11.1Amendment

.  This Agreement may be amended at any time by execution of an instrument signed by the Parent and the Shareholder Representatives.

11.2Waiver of Compliance

.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or agreement contained herein may be waived only by a written notice from the party or parties entitled to the benefits thereof.  No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right by that party.

11.3Notices

.  All notices and other communications hereunder shall be deemed given if given in writing and delivered personally, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier to the party to receive the same at its respective address set forth below (or at such other address as may from time to time be designated by such party to the others in accordance with this Section 11.3):

(a)if to the Parent, the Buyer or after the Closing to the Company, to:

Marchex, Inc.

520 Pike Street, Suite 2000

Seattle, WA  98101

Attention:  Michelle Paterniti, General Counsel

with copies to:

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

DLA Piper LLP (US)

33 Arch Street, 26th Floor

Boston, MA  02110

Attention:  Francis J. Feeney, Jr., Esq.

(b)if to the Shareholder Representatives, to:

***

with copies to:

Osler, Hoskin & Harcourt LLP

100 King Street West, Suite 6200

Toronto, Ontario M5X 1B8

Attention:  Chad Bayne

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, the acknowledgment of receipt returned to the sender by the applicable postal authorities or the confirmation of delivery rendered by the applicable overnight courier service

11.4Binding Effect; Assignment

.  This Agreement, and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except by the Parent to any successor to its business or to any Affiliate as long as the Parent remains ultimately liable for all of the Parent’s obligations hereunder.

11.5No Third Party Beneficiaries

.  Neither this Agreement or any provision hereof nor any Schedule, certificate or other instrument delivered pursuant hereto, nor any agreement to be entered into pursuant hereto or any provision hereof, is intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors and permitted assigns and any other parties indemnified under Article X.

11.6Public Announcements

.  Promptly after the date of execution hereof and the Closing Date, the Parent may issue a press release in such form as reasonably acceptable to the Company and none of the parties hereto shall, except as agreed by the Parent and the Company, or except as may be required by Law or applicable regulatory authority (including without limitation the rules applicable to Nasdaq listed companies), issue any other reports, releases, announcements or other statements to the public relating to the transactions contemplated hereby.

11.7Counterparts

.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8Headings

.  The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

11.9Entire Agreement

.  This Agreement, and the Schedules, certificates and other instruments and documents delivered pursuant hereto, together with the other agreements referred to herein and to be entered into pursuant hereto, embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to the subject matter hereof, other than the Confidentiality Agreement.  This Agreement supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter, other than the Confidentiality Agreement (subject to the disclosure requirements of any applicable Laws and/or governmental regulations).

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.10Governing Law

.  The parties hereby agree that this Agreement, shall be governed by and construed with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereunder.  Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the federal or state courts sitting in Wilmington, Delaware and any court to which an appeal may be taken in any such litigation, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

11.11Severability

.  In the event that any clause or portion of this Agreement shall be held to be invalid, illegal, unenforceable, or in violation of any Law or public policy, such a finding shall not affect the balance of the terms contained herein, and the parties shall be charged with the responsibility of continuing to carry out the terms and conditions of this Agreement in a manner consistent therewith.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject or otherwise unreasonable so as to be unenforceable at Law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable Law as it shall then appear.

11.12Specific Performance

.  In addition to any and all other remedies that may be available at Law in the event of any breach of this Agreement, the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without the necessity of posting a bond or proving actual damages.

11.13Disclosure Schedules

.  Nothing in any Schedule or any supplement to or amendment of any such Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  The statements in any such Schedule or supplement or amendment relate only to the provisions in the Section and/or subsections of this Agreement to which they expressly relate and not to any other provision of this Agreement (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed).

11.14Construction

.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, provincial or local statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  Wherever required by the context, as used in this Agreement, the singular number shall include the plural, the plural shall include the singular and all words herein in any gender shall be deemed to include the masculine, feminine and neutral genders.  The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

11.15Currency

.  Unless otherwise specified, all dollar amounts in this Agreement, including the symbol “$”, refer to United States currency.

Article XII

DEFINITIONS

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.1Certain Definitions

.  As used in this Agreement, the following terms shall have the meanings indicated below:

“Acceleration Event” means any of the following: ***.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Anti-Spam Laws” has the meaning set forth in Section 2.12(o).

“ASPE” means Canadian accounting standards for private enterprises.

“Balance Sheet” has the meaning set forth in Section 2.6(a).

“Bonus Payment Amount” means ***.

“Business of the Company” means the business of development and sale of call and text/SMS tracking, analytics and scoring and attribution technologies and services for the primary purposes of evaluating marketing related attribution.

“Canadian Privacy Law” means any applicable law relating to the protection of Personal Information including the Personal Information Protection and Electronic Documents Act (Canada).

“Cause” means that any one or more of the following has occurred: ***.

“Causes of Action” has the meaning set forth in Section 10.10(a).

“Claim Notice” has the meaning set forth in Section 10.10(a).

“Closing” means the completion of the sale to, and purchase by, the Buyer of the Shares and the completion of all other transactions contemplated by this Agreement which are to occur contemporaneously with the purchase and sale of the Shares.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to the Agreement.

“Company Common Shares” has the meaning set forth in Section 2.4.

“Company Disclosure Schedules” has the meaning set forth in the preamble to Article II of the Agreement.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, pension, retirement savings, termination pay, performance awards, share or share-related awards, fringe benefits, health benefits, welfare, pension, or any other material employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded,  including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any Employee, or pursuant to which the Company or any of its Subsidiaries has or may have any Liability, or pursuant to which an ERISA Affiliate has or may have any Liability under ERISA or the Code, contingent or otherwise, but excluding any statutory benefit plans which the Company or any Subsidiaries is required to participate in or comply with.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Company Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, event or effect that is, or that is reasonably likely to be, materially adverse to the business, operations, assets, Liabilities, prospects, financial condition or results of operations of the Company or any of its Subsidiaries, taken as a whole; but shall exclude any Company Material Adverse Effect arising out of: (i) any adverse change, effect or circumstance relating generally to financial markets or general economic conditions; (ii) any adverse change, effect or circumstance relating to conditions generally affecting the industry in which the Company or any of the Subsidiaries operates, and not affecting them in a disproportionate manner; (iii) war, act of terrorism, civil unrest or similar event; (iv) any generally applicable change in Laws or interpretation thereof; (v) any adverse change, effect or circumstance resulting from an action required by this Agreement; or (vi) any adverse change, effect or circumstance caused by the announcement or pendency of this Agreement or the transactions contemplated by this Agreement.

“Company Source Code” has the meaning set forth in Section 2.12(q).

“Company Share Rights” means all outstanding subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any shares of the Company or that are or may become convertible into or exchangeable for any shares of the Company or another Company Share Right.

“Competition Act” means the Competition Act (Canada) R.S.C. 1985, c. C-34, as amended.

“Confidentiality Agreement” means the confidentiality agreement entered into by the Parent and the Company, dated as of June 9, 2018.

“Draft Returns” has the meaning set forth in Section 6.2(a).

“Earnout Consideration” has the meaning set forth in Section 1.2(b).

“Earnout Period” has the meaning set forth in Section 1.2(b).

“Earnout Statement” has the meaning set forth in Section 1.8(a).

“Employee” or “Employees” means any current employee of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Escrow Agent” has the meaning set forth in Section 1.5.

“Escrow Agreement” has the meaning set forth in Section 1.5.

“Escrow Deposit” has the meaning set forth in Section 1.5.

“Escrow Release Date” means the eighteen (18) month anniversary of the Closing Date, provided that if there has been no claim for indemnification by Buyer prior to the first anniversary of the Closing Date then on such date $*** of the Escrow Deposit (or $*** less the amount reasonably necessary to satisfy claims for indemnification which are subject to a Claim Notice validly delivered in accordance with Article X prior to the Escrow Release Date) shall be released by the Escrow Agent to Shareholder Representatives.

“Executive Employment Agreement” means the employment agreement between the Company and Osmak dated as of the Closing Date.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Excluded Obligations” has the meaning set forth in Section 10.3.

“Final Net Working Capital and Indebtedness Schedule” has the meaning set forth in Section 1.4(c).

“Final Accounting Firm” has the meaning set forth in Section 1.4(c)(ii).

“Financial Goals” has the meaning set forth in Section 1.2(b).

“Financial Statements” has the meaning set forth in Section 2.6(a).

“Good Reason” means ***.

“Governmental Entity” or “Governmental Entities” means any federal, state, local or foreign, governmental or quasi-governmental entity or municipality or subdivision thereof, or any agency, authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization.

“HoldCo” has the meaning set forth in the recitals to the Agreement.

“HoldCo Statements” means the unaudited balance sheet of HoldCo as of December 31, 2017 and the statements of operations and cash flow for the fiscal period ending December 31, 2017.

“HoldCo Shareholders” means Osmak, Larysa Osmak and KAMSO Trust.

“Indebtedness” means (i) indebtedness for borrowed money, or guarantees of any such indebtedness, for which the Company or any of its Subsidiaries is obligated, including the principal amount, plus accrued but unpaid interest thereon, of debt securities of the Company (ii) any Liabilities relating to any capital lease obligation of the Company, and shall include any prepayment penalties or other fees or amounts payable in connection with any such indebtedness or Liabilities and (iii) any negative cash balances of the Company or any of its Subsidiaries.

“Indemnifiable Matters” has the meaning set forth in Section 10.3 of this Agreement.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith:  (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, computer programs and other computer software, including all versions thereof, and all related documentation, manuals, field and data definitions and relationships, data definition specifications, data models, program and system logic, systems designs, sequence and organization, user interfaces, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates and marketing materials, designs and all documentation relating to any of the foregoing (including if under development); (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common Law trademarks and service marks, trademark and service mark registrations, intent-to-use applications and other registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all domain names; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Investment Canada Act” means the Investment Canada Act, R.S.C., 1985, c. 28 (1st Supp.).

“knowledge” means, with respect to the Company, the actual knowledge of Osmak, Emely Sabandal, Catherine Caplice and Rami Michael and the knowledge that they would have obtained if he had made reasonable inquiry of his direct subordinates or reports or such other employees of the Company who would reasonably be expected to have knowledge of the matter in question.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Law” or “Laws” means any federal, state, provincial, foreign, or local law, statute, ordinance, rule, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Leased Real Property” means lands and/or premises which are used by the Company or any of the Subsidiaries which are leased, subleased, licensed or otherwise occupied by them and the interest of the Company or any of the Subsidiaries in plants, buildings, structures, fixtures, erections, improvements, easements, rights of way, spur tracks and other appurtenances situate on or forming part of such premises;

“Liability” or “Liabilities” means any direct or indirect Liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, unaccrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Licensed Intellectual Property” means all Intellectual Property used in the operation of the Company’s business as presently conducted which is not Company Intellectual Property.

“Lien” means all mortgages, liens, pledges, security interests, charges, claims, restrictions, encumbrances, options, pledges, deeds of trust, voting agreements or trusts, or any other rights or restrictions of any nature whatsoever.

“Losses” means any and all losses, damages, deficiencies, Liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, costs and expenses (including, without limitation, all reasonable out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever and whether or not arising from any Third Party Claim.

“Malware Software” means any program or file that is harmful to a computer user, including without limitation, computer viruses, worms, and Trojan horses.

“Near Relatives” has the meaning set forth in Section 2.11(c) of this Agreement.

“Net Working Capital” has the meaning set forth in Section 1.4(a) of this Agreement.

“Offset Amount” has the meaning set forth in Section 10.4(a).

“OIBA” has the meaning given in Exhibit B;

“Open Source Materials” means all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including without limitation the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

“Osmak” means Andrew Osmak.

“Parent Material Adverse Effect” means any change, event or effect that is, or that is reasonably likely to be, materially adverse to the business, operation, assets, Liabilities, financial condition or results of operations of the Parent and its subsidiaries, taken as a whole, but shall in no event be attributable to any change in Parent’s stock price or any shortfall in Parent’s financial performance from any securities analyst forecast or estimate.

“Partner” has the meaning set forth in Section 2.19 of this Agreement.

“Permitted Encumbrances” means:  (i) statutory Liens for Taxes and utilities that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

established, (ii) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (iv) statutory Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labour, materials or supplies and other like Liens, (v) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payments of customs duties in connection with the importation of goods, (vi) non-exclusive object code licenses of software by the Company in the ordinary course of business consistent with past practice on its standard unmodified form of end user agreement; (vii) Liens affecting a landlord’s (or sublandlord’s, if applicable) interest in any Leased Real Property and (viii) any Liens set forth in Schedule 2.11 of the Company Disclosure Schedules.

“Person” means any individual, corporation, partnership, limited Liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Personal Information” means any information about an identifiable individual which is protected by any Canadian Privacy Law.

“Preliminary Net Working Capital” has the meaning set forth in Section 1.4(a).

“Preliminary Net Working Capital and Indebtedness Schedule” has the meaning set forth in Section 1.4(a).

“Privacy Requirements” has the meaning set forth in Section 2.12(n).

“Pro Rata Portion” of a Seller shall be equal to the percentage of the Purchase Price to which such Seller is entitled pursuant to the Seller Allocation Spreadsheet.

“Purchase Price” has the meaning set forth in Section 1.2(c).

“Real Property Leases” means those leases and subleases and amendments thereto pursuant to which the Company or any of the Subsidiaries uses or occupies the Leased Real Property;

“Releasees” has the meaning set forth in Section 10.10(a).

“Related Person” has the meaning set forth in Section 2.11(c).

“Schedules” means any schedules attached to or provided for under the Agreement.

“Seller” has the meaning set forth in the preamble to the Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means Securities Act (Ontario).

“Shares” has the meaning set forth in the preamble to the Agreement.

“Seller Allocation Spreadsheet” means a spreadsheet in the form attached hereto as Exhibit A, and delivered separately to Parent prior to the Closing which sets forth the payments to be made to each Seller at the Closing.

“Shareholders” means the holders of shares of the Company.

“Shareholders’ Agreement” has the meaning set forth in Section 2.4(d).

“Spyware” means programming that gathers information about a computer user without permission.

“Stub Period Return” has the meaning set forth in Section 6.2.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Subsidiary” has the meaning set forth in Section 2.5(a).

“Subsidiary Securities” has the meaning set forth in Section 2.5(b).

“Systems” has the meaning set forth in Section 2.11(e).

“Tax” or “Taxes” means all federal, provincial, state and local, territorial and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, goods and services, sales, use, transfer, real property gains, registration, value added, alternative or add-on minimum, and estimated taxes and workers’ compensation premiums and other governmental charges, and other obligations of the same nature as or of a nature similar to any of the foregoing) imposed by any Taxing Authority.

“Tax Act” means the Income Tax Act, R.S.C. 1985, c.1 (5th supp.), as amended from time to time.

“Taxing Authority” means any governmental agency, board, bureau, body, department, or authority of any Canadian or United States federal, provincial, state or local jurisdiction or any foreign jurisdiction having jurisdiction with respect to any Tax.

“Tax Returns” means any federal, provincial, state, local and foreign return, declaration, report, claim for refund, amended return, declarations of estimated Tax or information return or statement relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 10.2(b).

“Threshold” has the meaning set forth in Section 10.4(b).

“Transaction Expenses” has the meaning set forth in Section 6.1.

“Upfront Cash Consideration” has the meaning set forth in Section 1.2(a).

“US GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and rules promulgated by the Securities and Exchange Commission and its related interpretations or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

[Remainder of Page Intentionally Left Blank]

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

COUNTERPART SIGNATURE PAGE
TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties named below have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

PARENT:

MARCHEX, INC.

By: /s/Michael Arends

      Name:Mike Arends

      Title:Chief Financial Officer

BUYER:

MARCHEX CA CORPORATION

By: /s/Michelle Paterniti

      Name:Michelle Paterniti

      Title:President

COMPANY:

TELMETRICS INC.

By: /s/Andrew Osmak

      Name:Andrew Osmak

      Title:Chief Executive Officer

***

SHAREHOLDER REPRESENTATIVES:

***

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.